Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

UNIVERSAL SECURITY INSTRUMENTS, INC.,

D-U MERGER SUB, INC.

AND

INFINITE REALITY, INC.

Dated as of February 25, 2022

i

2
Section 9.19	Counterparts.	82

Exhibits

Exhibit AForm of Contingent Value Right

Exhibit B Form of New Parent Incentive Plan

Exhibit CForm of Parent Certificate of Incorporation for Delaware Conversion.

Exhibit DForm of Parent Bylaws for Delaware Conversion.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of February 24, 2022 (the “Effective Date”) by and among (i) Universal Security Instruments, Inc., a Maryland corporation (“Parent”), (ii) D-U Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and (iii) Infinite Reality, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as the “Parties”. Certain capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a merger of Merger Sub with and into the Company, (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with the Company continuing as the surviving corporation in the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has duly approved, adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and thereby (the “Transactions”), and recommended that the Company Stockholders approve this Agreement, the Merger and the Transactions;

WHEREAS, the Board of Directors of Merger Sub and the Board of Directors of Parent, as the sole shareholder of Merger Sub, have each duly approved and declared advisable this Agreement, the Merger and the Transactions, and, in connection with the execution and delivery of this Agreement, Parent has adopted and approved this Agreement, the Merger and the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I.DEFINITIONS AND INTERPRETATION

Section 1.01Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a)

“Acquisition Proposal” shall mean any inquiry, offer or proposal, whether in writing or otherwise (other than an offer or proposal by a Party), made by a Person or group (as defined in or under Section 13(d) of the Exchange Act) relating to, or that is reasonably likely to lead to, an Acquisition Transaction.

(b)

“Acquisition Transaction” shall mean any transaction or series of related transactions relating to (a) any direct or indirect acquisition, purchase, sale, disposition, license, lease, exchange or transfer of 20% or more of the assets of the applicable Party, taken as a whole (measured based on either book value or fair market value), or to which 20% or more of the applicable Party’s consolidated revenues or earnings are attributable, (b) any direct or indirect acquisition, sale or purchase (including by merger, consolidation or otherwise) of 50% or more of any class of equity or voting securities of the applicable Party, (c) any tender offer or exchange offer that if consummated would result in any Person (other than Parent or Merger Sub in the case of an Acquisition Transaction relating to the Company, or the shareholders of the Company in the case of an Acquisition Transaction relating to the Parent) beneficially owning 20% or more of any class of equity or voting securities of the applicable Party or of any resulting, surviving or successor company, (d) any merger, share exchange, consolidation, business combination, recapitalization, reorganization, joint venture, liquidation, dissolution or similar transaction involving the applicable Party, (e) any combination of the foregoing, or (f) any other transaction the consummation of which would reasonably be expected to interfere with, materially delay or prevent the consummation of the Merger, in each case other than the Merger.

(c)

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(d)

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, through one of more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e)	“Aggregate Consideration” has the meaning set forth in Section 5.03(c)(i)(1).
(f)	“Ancillary Agreement” means any document, certificate or agreement entered into or contemplated to be entered into in connection with the Transactions.
(g)	“Anti-Bribery Laws” has the meaning set forth in Section 3.21.
(h)	“Articles Amendment” has the meaning set forth in Section 5.08.
(i)	“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the banks in the Delaware are authorized by Law or executive order to be closed.
(j)	“Buyer” has the meaning set forth in Section 5.03(c)(i)(1).
(k)	“Certificate of Merger” has the meaning set forth in Section 2.03.
(l)	“Chosen Courts” has the meaning set forth in Section 9.17(a).
(m)	“Closing Date” has the meaning set forth in Section 2.02.
(n)	“Closing” has the meaning set forth in Section 2.02.
(o)	“Code” shall mean the Internal Revenue Code of 1986, as amended.
(p)

“Common Stock Equivalents” of Parent or the Company, as applicable, means either preferred stock or convertible debt of Parent or the Company, as applicable, that in each case is convertible into Parent Common Stock or Company Common Stock, as applicable, as of the determination time.

(q)	“Company Acquisition Proposal” has the meaning set forth in Section 5.05.
(r)	“Company Acquisition Transaction” means an Acquisition Transaction related to the Company.
(s)	“Company Auditor” has the meaning set forth in Section 5.16(a).
(t)	“Company Balance Sheet Date” shall mean December 31, 2020.
(u)	“Company Balance Sheet” shall mean the audited, consolidated balance sheet of the Company as of December 31, 2020
(v)

“Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other plan, policy, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) providing for pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and/or fringe benefits or payments, in each case, maintained, contributed to, or required to be contributed to, by the Company or its sole Subsidiary or Company ERISA Affiliates and which covers any current or former employee, director, officer or independent contractor of the Company or its sole Subsidiary (or any of their respective dependents) or under which the Company or its sole Subsidiary has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person).

(w)	“Company Board Adverse Recommendation Change” has the meaning set forth in Section 5.12(b).
(x)	“Company Board Recommendation” has the meaning set forth in Section 5.12(b).
(y)	“Company Closing Shares” has the meaning set forth in Section 2.08(c).
(z)	“Company Common Stock” shall mean the Company’s common stock, $0.001 par value per share
(aa)

“Company Contract” means any Contract: (a) to which the Company or its sole Subsidiary is a Party; (b) by which the Company or its sole Subsidiary or any other asset of the Company or its sole Subsidiary is or may become bound or under which the Company or its sole Subsidiary has, or may become subject to, any obligation; or (c) under which the Company or its sole Subsidiary has or may acquire any right or interest.

(bb)	“Company Convertible Instruments” has the meaning set forth in Section 3.07(a).
(cc)	“Company Default” has the meaning set forth in Section 7.01(c).
(dd)	“Company Dissenting Shares” has the meaning set forth in Section 2.15(a).
(ee)

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with the Company or its sole Subsidiary as a single employer within the meaning of Section 414 of the Code.

(ff)

“Company Fundamental Representations” shall mean the representations and warranties of the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.07, Section 3.09, Section 3.16 and Section 3.23.

(gg)

“Company Intellectual Property” shall mean any Intellectual Property that has been used, is used, or is held for use in the business of the Company or its sole Subsidiary as previously conducted, as currently conducted or as currently proposed to be conducted.

(hh)	“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights.
(ii)	“Company IP Rights” means all Intellectual Property owned by, licensed to, or controlled by the Company or its sole Subsidiary that is necessary for or used in the business of the Company.
(jj)	“Company Material Adverse Effect” shall mean a Material Adverse Effect on the Company.
(kk)	“Company Material Contract” has the meaning set forth in Section 3.13(a).
(ll)	“Company Notice Period” has the meaning set forth in Section 5.12(c).

(mm)“Company Options” shall mean any options to purchase Company Common Stock outstanding immediately prior to the Effective Time.

(nn)	“Company Permits” has the meaning set forth in Section 3.14(d).
(oo)	“Company Real Estate Leases” has the meaning set forth in Section 3.11.
(pp)

“Company Registered IP” means all Company IP Rights that are owned by or exclusively licensed to the Company or its sole Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing.

(qq)	“Company Restricted Common Stock” has the meaning set forth in Section 2.12.
(rr)

“Company Securities” shall mean, collectively, the Company Common Stock, the shares of Company Restricted Common Stock (to become fully vested pursuant to Section 2.12) plus the number of shares of Company Common Stock issuable upon exercise of outstanding Company Options or Company Convertible Instruments.

(ss)	“Company Stockholder Approval” has the meaning set forth in Section 3.02.
(tt)	“Company Stockholder Schedule” has the meaning set forth in Section 3.07(e).
(uu)	“Company Stockholders” shall mean holders of Company Securities immediately prior to the Effective Time.
(vv)

“Company Superior Offer” means a bona fide written Acquisition Proposal for a Company Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to the stockholders of the Company than the terms of the Transactions.

(ww)“Company Technology” shall mean all Technology used in or necessary for the conduct of the business of the Company or its sole Subsidiary and owned or held for use by the Company or its sole Subsidiary.

(xx)	“Confidentiality Agreement” means the Non-Disclosure and Confidentiality Agreement, dated as of February 11, 2021, by and between the Company and Parent.
(yy)	“Contract” shall mean any written or oral contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding instrument or arrangement.
(zz)

“Convertible Securities” of Parent or the Company, as applicable, means any debt or equity securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Parent Common Stock or Company Common Stock, as applicable, or Common Stock Equivalents of Parent or the Company, as applicable.

(aaa)“CVR” has the meaning set forth in Section 5.03(b).

(bbb)“D&O Indemnified Persons” has the meaning set forth in Section 5.15.

(ccc)“Delaware Conversion” has the meaning set forth in Section 5.04.

(ddd)“Determination Period’ has the meaning set forth in Section 2.09(b).

(eee)“DGCL” means the Delaware General Corporation Law as in effect from time to time.

(fff)

“Encumbrance” shall mean any lien, mortgage, security interest, Tax lien, attachment, levy, charge, preference, claim, prior claim, hypothec, assignment, restriction, imposition, pledge, easement, covenant, encroachment, warrant, lease, sublease, license, sublicense, title defect, right to possession, priority or other security agreement, option, warrant, attachment, right of first offer or refusal, transfer restriction, preemption right, conversion right, put right, call right, conditional sale, encumbrance, conditional sale or title retention arrangement, or any other interest in, restriction on transfer of or preferential arrangement with respect to property, securities or assets (or the income or profits therefrom) having substantially the same economic effect, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

(ggg)“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(hhh)“Enterprise Valuation” has the meaning set forth in Section 2.08(b)(iii).

(iii)

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

(jjj)

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(kkk)“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

(lll)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(mmm)“Exchange Agent” has the meaning set forth in Section 2.14(a).

(nnn)“Exchange Fund” has the meaning set forth in Section 2.14(a).

(ooo)“Exchange Per Share Consideration” has the meaning set forth in Section 2.08(a).

(ppp)“Expenses” shall mean, with respect to a Person, all fees and expenses, including all out-of-pocket expenses (including all fees and expenses of legal counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements, and the Transactions, including any bonus or other payments to employees paid in connection with the Transactions and the preparation, printing, filing and mailing or other required filings and any amendments or supplements thereto, and the solicitation of the Company Stockholder Approval and all other matters related to the Transactions.

(qqq)“FCPA” has the meaning set forth in Section 3.14(b).

(rrr)

“Fully Diluted Basis” shall mean, with respect to the Person in question, the aggregate number of outstanding shares of common stock of such Person assuming (a) the conversion into common stock of all outstanding securities of such Person convertible or exchangeable, directly or indirectly, for or into common stock and (b) the exercise (whether or not then exercisable) of all options, warrants and other rights entitling any holder thereof to purchase, acquire or receive common stock of such Person or securities convertible or exchangeable, directly or indirectly, for common stock of such Person.  “Fully-Diluted Basis” means, when calculating the aggregate number of shares of Parent Common Stock or Company Common Stock, as applicable, deemed outstanding as of any applicable determination time, the aggregate number of shares of Parent Common Stock or Company Common Stock, as applicable, equal to the sum of (without duplication) (1) the aggregate number of shares of Parent Common Stock or Company Common Stock, as applicable, outstanding as of such determination time, plus (2) the aggregate number of shares of Parent Common Stock or Company Common Stock, as applicable, that would be outstanding assuming the conversion, exchange and exercise of all (i) outstanding Convertible Securities of Parent or the Company, as applicable, (ii) Common Stock Equivalents of Parent or the Company, as applicable, (iii) outstanding Options of Parent or the Company as applicable, and (iv) outstanding Warrants of Parent or the Company as applicable, as of such determination time, provided, that in the case of clauses (i), (ii) and (iii) of this subsection (2), solely those Convertible Securities, Common Stock Equivalents, Options or Warrants which are vested and exercisable or convertible as of the applicable determination time shall be considered or counted for purposes of this definition.

(sss)“GAAP” shall mean generally accepted accounting principles, consistently applied, as applied in the United States of America.

(ttt)

“Governmental Authority” shall mean any government, any governmental, quasi- governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case whether federal, state, county, provincial, and whether local or foreign.

(uuu)“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(vvv)“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

(www)“HIPAA” has the meaning set forth in Section 3.17(b).

(xxx)“Indebtedness” shall mean, with respect to a Person, without duplication, (a) all indebtedness whether or not contingent, for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services (other than personal property, including inventory and services purchased, trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the Ordinary Course of Business in respect of which such Person’s liability remains contingent), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all monetary obligations under interest rate swaps, currency swaps, collars, caps, hedging and other derivative and similar arrangements (valued at the termination date thereof), including all obligations or unrealized losses pursuant to hedging or foreign exchange arrangements or similar transactions, and (h) any liability of others described in clauses (a) through (g) above which such Person has guaranteed or that is otherwise such Person’s legal liability and including in clauses (a) through (g) above any accrued and unpaid interest, penalties or premiums thereon or other fees and expenses paid or required to be paid to satisfy such Indebtedness.

(yyy)“Insurance Costs” has the meaning set forth in Section 5.03(c)(i)(4).

(zzz)“Intellectual Property” shall mean all intellectual property and other proprietary rights of any kind or nature, in any jurisdiction worldwide, whether registered or unregistered, whether protected, created or arising under any Law, including the following: (a) patents and applications therefor (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof (“Patents”), (b) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”), (c) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, taglines slogans, Internet domain names, web addresses, corporate names and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”), (c) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, know-how, business and technical information, and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”), (d) copyrights and works of authorship, whether or not copyrightable (“Copyrights”), (e) information, know-how, inventions, discoveries, compositions, formulations, formulas, practices, procedures, processes, algorithms, methods, knowledge, trade secrets, technology, techniques, designs, drawings, tools, correspondence, customer lists, customer contact information, customer licensing and purchasing histories, manufacturing information, business plans and product roadmaps, apparatuses, results, strategies, regulatory documentation and submissions, and information pertaining to, or made in association with, filings with any Governmental Authority or patent office, data, databases, aggregations of data, compilations of data, data collections and data sets, (f) Software, (g) moral rights, rights of publicity, industrial designs, and industrial property rights, (g) the right to sue for past, present and future infringement of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees and expert fees) and proceeds of suit and (h) derivatives, improvements, modifications, enhancements, revisions and releases relating to any of the foregoing.

(aaaa)“Interim Financials” has the meaning set forth in Section 5.16(a).

(bbbb)“Investor Agreements” has the meaning set forth in Section 4.24.

(cccc)“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(dddd)“Knowledge of Parent”, with respect to any matter in question, shall mean the actual knowledge of any executive officer of Parent after reasonable inquiry with respect to the issues which are in such director’s or executive officer’s fields of expertise or responsibilities.

(eeee)“Knowledge of the Company”, with respect to any matter in question, shall mean the actual knowledge of any director or Knowledgeable Employee of the Company after reasonable inquiry with respect to the issues which are in such Knowledgeable Employee’s fields of expertise or responsibilities.

(ffff)“Knowledgeable Employee” shall mean each of Greg Fell, Eric Cohen, Sean Cross and John Acunto.

(gggg)“Law” shall mean any and all applicable federal, state, local, provincial, municipal, foreign or other law, statute, treaty, constitution, principle of common law, ordinance, code, rule, regulation, Order or other requirement of any kind issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(hhhh)“Legacy Shareholder Dividend” has the meaning set forth in Section 2.09(a).

(iiii)	“Legacy Shareholders” has the meaning set forth in Section 2.09(a).
(jjjj)

“Legal Proceeding” shall mean any lawsuit, claim, complaint, investigation, petition, demand, subpoena, hearing, audit, warning letter, litigation, arbitration or other similarly formal proceeding or request for information (in each case, whether civil, criminal or administrative and whether at law or in equity), brought by or pending before any Governmental Authority.

(kkkk)“Liabilities” shall mean, with respect to a Person, any direct or indirect liability, obligation, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, responsibility or commitment of any kind including, without limitation, debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services), fines or penalties of such Person whether known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential, due or to become due, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(llll)	“Market Capitalization” has the meaning set forth in Section 2.08(b)(i).

(mmmm)“Material Adverse Effect” shall mean any change, effect, circumstance, event or development, (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and regardless of whether or not such Change constitutes a breach of the representations or warranties made by the applicable Party in this Agreement, that has had, is, or is reasonably likely to have, a material adverse effect on (a) the financial condition, properties, assets (including intangible assets), liabilities, business, capitalization, operations, or results of operations of such applicable Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to timely consummate the Merger or to perform its obligations under this Agreement and the Ancillary Agreements; provided, however, no Change (by itself or when aggregated or taken together with any and all other Changes) to the extent resulting from or arising out of any of the following shall be deemed to be or constitute a “Material Adverse Effect”: (i) general economic conditions (or changes in such conditions) in the United States of America, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States of America or elsewhere in the world where the applicable Party and its Subsidiaries operate; (iii) general conditions (or changes in such conditions) affecting the industries in which the applicable Party and its Subsidiaries conduct business; (iv) changes after the Effective Date in Law or other legal or regulatory conditions (or the authoritative interpretation thereof) or changes after the Effective Date in GAAP or other accounting standards applicable to the Party or its Subsidiaries (or the authoritative interpretation thereof); (v) any act of terrorism, war (whether declared or otherwise, and including the worsening or escalation of any pre-existing conflict), national or international calamity, natural disaster and other force majeure events in the United States of America or any other country or region in the world where the Party or its Subsidiaries has operations (but excluding damage to the assets or properties of the Party or its Subsidiaries); (vi) any action or omission required by Law; (vii) any action or omission at the request or with the written consent of all other Parties; (viii) any failure, in and of itself, by the applicable Party to meet internal projections or forecasts or published revenue or earnings predictions (but in each case excluding any of the underlying reasons for, factors contributing to, or results of, any such changes, which shall constitute and/or be taken into consideration in the determination of “Material Adverse Effect”); or (ix) resulting from, arising out of or otherwise related to the public announcement or consummation (or anticipated consummation) of the Merger (including the identities of Parent and Merger Sub, or of any action required by the terms of this Agreement or otherwise with the consent or agreement of Parent or Merger Sub); unless any such Change described in clauses (i) through (ix) disproportionately affects the applicable Party and its Subsidiaries, taken as a whole, as compared to other companies operating in the same industry as the applicable Party.

(nnnn)“Merger Consideration” has the meaning set forth in Section 2.08.

(oooo)“MGCL” means the Maryland General Corporation Law.

(pppp)“Net Proceeds” has the meaning set forth in Section 5.03(c)(ii).

(qqqq)“New Parent Incentive Plan” has the meaning set forth in Section 5.09.

(rrrr)“NYSE” has the meaning set forth in Section 2.08(b)(i).

(ssss)“OECD Convention” has the meaning set forth in Section 3.14(b).

(tttt)

“Options” of Parent or the Company, as applicable, means any rights or options to subscribe for or purchase shares of Parent Common Stock or Company Common Stock, as applicable, or Convertible Securities of Parent or the Company, as applicable.

(uuuu)“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(vvvv)“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(wwww)“Parent Acquisition Proposal” has the meaning set forth in Section 5.06.

(xxxx)“Parent Acquisition Transaction” means an Acquisition Transaction related to Parent, provided, however, that the Sale of the Business shall not be considered a Parent Acquisition Transaction.

(yyyy)“Parent Balance Sheet Date” shall mean March 31, 2021.

(zzzz)“Parent Balance Sheet” shall mean the audited, consolidated balance sheet of the Parent as included in the Form 10-K filed by Parent on July 8, 2021.

(aaaaa)“Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other plan, policy, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) providing for pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and/or fringe benefits or payments, in each case, maintained, contributed to, or required to be contributed to, by Parent or any Parent Subsidiary or Parent ERISA Affiliates and which covers any current or former employee, director, officer or independent contractor of Parent or any Parent Subsidiary (or any of their respective dependents) or under which Parent or any Parent Subsidiary has any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person).

(bbbbb)“Parent Board Adverse Recommendation Change” has the meaning set forth in Section 5.13(b).

(ccccc)“Parent Board Adverse Recommendation Change” has the meaning set forth in Section 5.13(c).

(ddddd)“Parent Board Recommendation” has the meaning set forth in Section 5.13(b).

(eeeee)“Parent Board Recommendation” has the meaning set forth in Section 5.13(c).

(fffff)“Parent Board” shall mean the Board of Directors of Parent.

(ggggg)“Parent Certifications” has the meaning set forth in Section 4.23(a).

(hhhhh)“Parent Charter Documents” has the meaning set forth in Section 4.03.

(iiiii)“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

(jjjjj)“Parent Contract” means any Contract: (a) to which Parent or any Parent Subsidiary is a Party; (b) by which Parent or any Parent Subsidiary or any other asset of Parent or any Parent Subsidiary is or may become bound or under which Parent or any Parent Subsidiary has, or may become subject to, any obligation; or (c) under which Parent or any Parent Subsidiary has or may acquire any right or interest.

(kkkkk)“Parent Default” has the meaning set forth in Section 7.01(d).

(lllll)“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Parent or any Parent Subsidiary as a single employer within the meaning of Section 414 of the Code.

(mmmmm)“Parent Fundamental Representations” shall mean the representations and warranties of Parent contained in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.07 and Section 4.16.

(nnnnn)“Parent IP Rights Agreement” means any Contract governing, related to or pertaining to any Parent IP Rights.

(ooooo)“Parent IP Rights” means all Intellectual Property owned by, licensed to, or controlled by the Parent or any Parent Subsidiary that is necessary for or used in the business of the Parent and the Parent Subsidiaries as presently conducted.

(ppppp)“Parent Material Adverse Effect” shall mean a Material Adverse Effect on Parent and the

Parent Subsidiaries taken as a whole.

(qqqqq)“Parent Material Contract” has the meaning set forth in Section 4.13(a).

(rrrrr)“Parent Notice Period” has the meaning set forth in Section 5.13(c).

(sssss)“Parent Permits” has the meaning set forth in Section 4.14(b).

(ttttt)“Parent Real Estate Leases” has the meaning set forth in Section 4.11.

(uuuuu)“Parent SEC Documents” has the meaning set forth in Section 4.23(a).

(vvvvv)“Parent Securities” has the meaning set forth in Section 4.07(a).

(wwwww)“Parent Share Price” has the meaning set forth in Section 2.08(b)(i).

(xxxxx)“Parent Shareholder Approval” has the meaning set forth in Section 4.02.

(yyyyy)“Parent Subsidiaries” shall mean Merger Sub and USI Electric, Inc., a Texas corporation.

(zzzzz)“Parent Superior Offer” means a bona fide written Acquisition Proposal for an Parent Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Parent Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to the shareholder of Parent than the terms of the Transactions.

(aaaaaa)“Permitted Encumbrance” means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet or the Parent Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or its sole Subsidiary or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property granted by the Company or its sole Subsidiary or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

(bbbbbb)“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(cccccc)“Post-Closing Tax Period” means any Tax Period or portion thereof beginning on or after the Closing Date, including the portion of any Straddle Period beginning the day after the Closing Date.

(dddddd)“Post-Closing Tax” means any Tax for a Post-Closing Tax Period.

(eeeeee)“Pre-Closing Period” has the meaning set forth in Section 5.01(a).

(ffffff)“Pre-Closing Tax Period” means any Tax Period or portion thereof ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

(gggggg)“Pre-Closing Tax” means any Tax for a Pre-Closing Tax Period.

(hhhhhh)“Product” means Technology and services that (a) are currently sold, licensed, sublicensed, published, offered for sale or otherwise offered, provided, distributed, made available, or commercialized by or for the Company or any of its Affiliates (including by the way of “Software as a service” offerings), on a hosted basis, or otherwise or (b) are being developed by or for the Company or any of its Affiliates to any other Person.

(iiiiii)“Registered Intellectual Property” means all United States, international and foreign: (a) Patents; (b) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and Internet number assignments, social network application names and application IDs, usernames, user IDs and identification numbers; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

(jjjjjj)“Representative” shall mean, with respect to any Person, any direct or indirect Affiliate of such Person, or any officer, director, manager, employee, investment banker, attorney or other authorized agent, advisor or representative of such Person or any direct or indirect Affiliate of such Person.

(kkkkkk)“Retained Liabilities” has the meaning set forth in Section 5.03(c)(i)(2).

(llllll)“S-4 Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Parent Common Stock) to be filed with the SEC by Parent registering the offering and sale of Parent Common Stock to some or all holders of Company Common Stock in the Merger, including all shares of Parent Common Stock to be issued in exchange for all other shares of Company Common Stock and the Company Options in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

(mmmmmm)“Sale Closing” has the meaning set forth in Section 5.03(c).

(nnnnnn)“Sale of the Business” has the meaning set forth in Section 5.03(a).

(oooooo)“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(pppppp)“Securities Act” shall mean the United States Securities Act of 1933, as amended.

(qqqqqq)“Registration Statement” has the meaning set forth in Section 5.18.

(rrrrrr)“Software” shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

(ssssss)“Standby Equity Purchase Agreement” means the Standby Equity Purchase Agreement contemplated in the term sheet dated October 22, 2021 between Parent and Yorkville Advisors Global, LP.

(tttttt)“Straddle Period” means any Tax Period ending after and including the Closing Date.

(uuuuuu)“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof, including by way of controlling fifty percent (50%) of the “means of control” of such Person.

(vvvvvv)“Surviving Corporation” has the meaning set forth in Section 2.01.

(wwwwww)“Tail Policy” has the meaning set forth in Section 5.15.

(xxxxxx)“Tax Obligations” has the meaning set forth in Section 5.03(c)(i)(3).

(yyyyyy)“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

(zzzzzz)“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(aaaaaaa) “Tax” shall mean (a) any and all federal, state, provincial, local and foreign taxes, including taxes based upon or measured by gross receipts, capital gain, windfall, income, profits, severance, property, production, sales, use, license, excise, franchise, employment, social security and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including, for the avoidance of doubt, any liability arising from any Law relating to escheat or unclaimed property) or any other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on an affiliated, combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or otherwise.

(bbbbbbb)“Technology” shall mean all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, hardware, equipment, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used in the design, development, reproduction, maintenance or modification of any of the foregoing.

(ccccccc)“WARN” has the meaning set forth in Section 3.17(q).

Section 1.02Certain Interpretations. Unless otherwise indicated (i) all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable; (ii) the words “include,” “includes” and “including,” when used herein, shall be deemed, in each case, to be followed by the words “without limitation”; (iii) the headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof, (iv) all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person; (v) whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa; (vi) any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” or “Parent Material Adverse Effect” under this Agreement; (vii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”; (viii) all references in this Agreement to dollar amounts and to “$” are intended to refer to U.S. dollars; (ix) any reference to a law or statute shall include such law or statute, as amended (including by succession of comparable successor statutes), and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto, unless the context requires otherwise; (x) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (xi) unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion; (xii) unless the context otherwise requires “or” is disjunctive but not necessarily exclusive; (xiii) references to any Person include the successors and permitted assigns of that Person; (xiv) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; and (xv) if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Article II.THE MERGER

Section 2.01The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of the Company under the laws of the State of Delaware, with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as otherwise set forth in this Article II.

Section 2.02The Closing. Unless this Agreement shall have been terminated in accordance with Article VII, the closing of the Merger (the “Closing”) will take place on the third Business Day following the satisfaction, or waiver by the Party for whose benefic such condition exists, of the conditions to closing as set forth in Article VI, or such other time as agreed to by the Parties in writing, each in their sole discretion, at the offices of the Company or by exchange of electronic documents or other method as agreed to by the Parties. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.03Effective Time. On the Closing Date, the Parties will cause the Merger to be consummated by filing of a Certificate of Merger in the form as reasonably agreed to by the Parties (the “Certificate of Merger”), with the Secretary of State of the State of Delaware as provided pursuant to the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 2.04Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action (other than the filing of documents required by the Secretary of State of the State of Delaware or as otherwise required pursuant to applicable Law) on the part of Parent, the Company or any Company Stockholder, (a) Merger Sub shall merge with and into the Company and the Company shall continue as the Surviving Corporation, (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Corporation) shall continue unaffected by the Merger.

Section 2.05The Surviving Corporation Articles of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Closing Date shall be the certificate of incorporation of the Surviving Corporation until duly amended and restated in accordance with its terms and as provided by applicable Law.

Section 2.06The Surviving Corporation Bylaws. The Bylaws of the Company as in effect immediately prior to the Closing Date shall be the bylaws of the Surviving Corporation until duly amended and restated in accordance with its terms and as provided by applicable Law.

Section 2.07Directors and Officers.

(a)	The directors of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and the Bylaws.

(b)

The officers of the Company prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their resignation or removal by the Surviving Corporation’s Board of Directors.

(c)

At the Closing, Parent shall undertake such actions as required to expand the Parent Board as required and to name designees of the Company to the Parent Board and as officers of Parent in such positions as determined by the Company, and thereafter, effective as of the Closing, all of the Directors and Officers of Parent shall resign from such positions.

Section 2.08Merger Consideration. The Parties acknowledge and agree that the consideration payable to the holders of Company Common Stock, subject to the provisions herein, shall be the right to convert all of the shares of Company Common Stock into a total number of shares of Parent Common Stock, determined as follows (the “Merger Consideration”):

(a)

The Parties acknowledge and agree that, as of the Effective Date, the Parties have calculated that each share of Company Common Stock on a Fully Diluted Basis would initially be converted into the right to receive 0.437608078 shares of Parent Common Stock at the Effective Time (the “Exchange Per Share Consideration”), provided that the Exchange Per Share Consideration shall be subject to adjustment prior to the Effective Time as set forth herein.

(b)	For purposes herein:
(i)

“Market Capitalization” means, subject to the provisions of Section 2.08(b)(ii) other than otherwise set forth herein, for any date, the product of (i) the average closing price of the Parent Common Stock on the New York Stock Exchange or the primary trading market for the Parent Common Stock as of the applicable date (as applicable, the “NYSE”) for the ten trading-day period immediately preceding the applicable measurement date (the “Parent Share Price”), and (ii) the number of issued and outstanding shares of Parent Common Stock on a Fully Diluted Basis as of the Effective Date.

(ii)

Notwithstanding the provisions of Section 2.08(b)(i), (1) in the event that such calculation results in a Market Capitalization calculated pursuant to Section 2.08(b)(i) which is less than $12,000,000, the “Market Capitalization” shall be $12,000,000, and (2) in the event that such calculation results in a Market Capitalization calculated pursuant to Section 2.08(b)(i) which is more than $20,000,000, the “Market Capitalization” shall be $20,000,000.

(iii)	“Enterprise Valuation” means $500,000,000.
(c)

The calculations of the Exchange Per Share Consideration shall be updated on the last Business Day prior to the Closing Date to take into account (i) any changes as a result of the Articles Amendment (as defined below) being effective prior to the Closing Date; and (ii) the number of shares of Company Common Stock issued and outstanding as of the Effective Time on a Fully Diluted Basis, or which are to be converted into Parent Common Stock, after taking into account any Company Restricted Common Stock which shall vest in connection with the Transactions as set forth in Section 2.12, any Company Dissenting Shares which shall be paid cash in lieu of receiving Parent Common Stock pursuant to Section 2.15 and any shares of Company Common Stock issued in connection with the conversion of any Company Convertible Instruments pursuant to Section 2.11(b), or otherwise issued by the Company for any reason (with such resulting total number of shares of Company Common Stock which shall be entitled to receive shares of Parent Common Stock in the Merger being the “Company Closing Shares”).

(d)	In furtherance of Section 2.08(c), the final Exchange Per Share Consideration for purposes of the Merger shall be calculated as follows:
(i)	The Market Capitalization immediately prior to the Effective Time shall be divided by the Enterprise Valuation.
(ii)	The number of shares of Parent Common Stock issued and outstanding on a Fully Diluted Basis as of immediately prior to the Effective Time shall be determined.
(iii)	The number derived in Section 2.08(d)(i) will be subtracted from 1.
(iv)	The number derived in Section 2.08(d)(iii) shall be divided by the number determined in Section 2.08(d)(i).
(v)	The number derived in Section 2.08(d)(iv) shall be multiplied shall by the number determined in Section 2.08(d)(ii).
(vi)	The number derived in Section 2.08(d)(iv) shall thereafter be divided by the number of Company Closing Shares.
(e)

By way of example, and not limitation, of the calculation provided for in Section 2.08(d), if the Market Capitalization as of immediately prior to the Effective Time is $12,000,000, assuming the Enterprise Valuation is $500,000,000, assuming that there were 2,312,887 shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time on a Fully Diluted Basis, and that there were 200,000,000 Company Closing Shares, the Exchange Per Share Consideration would be: ((1-(12,000,000/500,000,000))/(12,000,000/500,000,000) * 2,313,887) / 200,000,000, resulting in an Exchange Per Share Consideration of 0.47049.

Section 2.09Contingent Dividend to Legacy Shareholders.

(a)

Notwithstanding the provisions of Section 2.08, the Parties acknowledge and agree that it is intended that the shareholders of Parent as of immediately prior to the Effective Time (the “Legacy Shareholders”) shall continue to hold shares of Parent Common Stock intended to have a certain total minimum value as of a date following the Effective Time. Consequently, on the last Business Day prior to the Effective Time, the Parent Board shall adopt resolutions setting such date as the record date for shareholders of record of Parent on such date (being the Legacy Shareholders) to potentially receive additional shares of Parent Common Stock pursuant to the provisions of this Section 2.09 as a dividend on the shares of Parent Common Stock held by such Legacy Shareholders immediately prior to the Effective Time (the “Legacy Shareholder Dividend”).

(b)

In the event that the Market Capitalization (calculated without application of the provisions of Section 2.08(b)(ii)) based on the closing price of the Parent Common Stock on the NYSE for at least three trading days during the period from the first trading day following the Effective Time to the date that is the 180-day anniversary of the Effective Time, or the first Business Day thereafter if such anniversary day is not a Business Day, (as applicable, the “Determination Period”) was not $500,000,000 or more, then the Legacy Shareholders shall be issued an additional number of shares of Parent Common Stock such that the product of (i) the number of shares of Parent Common Stock held by such Legacy Shareholder following such issuance and (ii) the Parent Share Price, for at least the three highest trading days during the Determination Period remains equal to or greater than the product of (iii) the number of shares of Parent Common Stock held by such Legacy Shareholder following such issuance and (iv) the value of such shares of Parent Common Stock had the Market Capitalization (calculated without application of the provisions of Section 2.08(b)(ii)) following the Closing been at least $500,000,000 (without taking into account any increase in Market Capitalization (calculated without application of the provisions of Section 2.08(b)(ii)) resulting from new issuances as a result of the provisions of this Section 2.09 and without taking into account any increase in Market Capitalization resulting from new issuances as a result of the Standby Equity Purchase Agreement, provided however, that the issuances of additional shares of Parent Common Stock pursuant to this Section 2.09 shall not exceed a number of shares equal to 1% of the total issued and outstanding shares of Parent Common Stock as of the Effective Time, as the Legacy Shareholder Dividend.

(c)

The Legacy Shareholder Dividend shall be completed and paid, if required hereunder, to the Legacy Shareholders within 30 Business Days of the end of the Determination Period, and shall be apportioned pro-rata between the Legacy Shareholders based on the number of shares of Parent Common Stock held by the Legacy Shareholders on the record date set by the Parent Board pursuant to Section 2.09(a).

(d)

The obligations of Parent to make and pay the Legacy Shareholder Dividend, if otherwise required pursuant to the provisions of this Section 2.09, shall be subject to the condition that payment of the Legacy Shareholder Dividend is permitted by applicable securities Laws and regulations without registration of the shares of Parent Common Stock constituting the Legacy Shareholder Dividend under the Securities Act, and each Legacy Shareholder, as a condition of the receipt of such shares of Parent Common Stock otherwise issuable to such Legacy Shareholder, shall be required to deliver to Parent such certifications and documents as reasonably required by Parent to ensure compliance therewith.

Section 2.10Conversion of Shares.

(a)

Each share of Company Common Stock held in the treasury of the Company or owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time, if any, shall be canceled and retired without any conversion or consideration paid in respect thereof and shall cease to exist.

(b)	At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:
(i)

any shares of Company Common Stock held as treasury stock or held or owned by the Company or Merger Sub, or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)

subject to Section 2.10(c), each share of Company Common Stock outstanding immediately prior to the Effective Time, excluding shares to be canceled pursuant to Section 2.10(a) or Section 2.10(b)(i), and excluding Company Dissenting Shares, but including shares to be converted pursuant to Section 2.12, shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Per Share Consideration.

(c)

No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 2.14 and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Share Price as of the Effective Time, such that no more than the whole number of shares represented by the Merger Consideration shall be issued in the Merger.

(d)

Each share of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e)	All Company Options outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.11(a).
(f)	All Company Convertible Instruments outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.11(b).

Section 2.11Company Options and Company Convertible Instruments.

(a)

At the Effective Time, each Company Option (as defined below) that is outstanding and unexercised as of immediately prior to the Effective Time, if any, shall be converted into and become an option to purchase Parent Common Stock and Parent shall assume each such Company Option in accordance with its terms. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock issuable upon exercise of the Company Option, as applicable, that were subject to such Company Option immediately prior to the Effective Time by (B) the Exchange Per Share Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Capital Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Per Share Consideration and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Option assumed by Parent shall continue in full force and effect and the term and other provisions of such Company Options shall otherwise remain unchanged. The Parties acknowledge and agree that the Company Options shall become immediately vested in connection with the closing of the Merger.

(b)	The Parties acknowledge and agree that the Company has certain Company Convertible Instruments outstanding which will convert into shares of Company Common Stock or be repaid by the Company in connection with the Transactions, as will be determined by the Company and the applicable holder thereof.

(c)

Prior to the Effective Time, the Company shall take all actions that may be necessary to effectuate the provisions of this Section 2.11 and to ensure that, from and after the Effective Time, the holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 2.11 and the holders of Company Convertible Instruments have no rights against the Company for the repayment of any amount, the conversion of Company Convertible Instruments into shares of Company Common Stock or otherwise.

Section 2.12Treatment of Restricted Stock. At the Effective Time, the vesting and transfer restrictions with respect to each share of Company Common Stock which is subject to any time vesting or forfeiture conditions (the “Company Restricted Common Stock”) that has not been forfeited or canceled prior to the Effective Time shall lapse and become fully vested, and each such share of Company Restricted Common Stock shall be automatically vested as a number of shares of Parent Common Stock in accordance with Section 2.10(b)(ii), net of applicable tax withholding. The Company shall determine, at in its sole discretion, whether (i) the Company Restricted Common Stock with vesting based on performance criteria that has not been forfeited or canceled prior to the Effective Time shall be automatically vested as a number of shares of Parent Common Stock in accordance with Section 2.10(b)(ii), net of applicable tax withholding or (ii) the Company Restricted Common Stock be converted into rights with respect to Parent Common Stock with comparable vesting criteria and terms as set forth in the Company Restricted Common Stock. As a condition of such vesting, the Company shall arrange for any applicable tax withholdings to be withheld in cash from holders of such shares of Company Restricted Common Stock or, at the option of each holder, shall proceed via a “net shares” exercise wherein Parent shall retain a number of shares of Parent Common Stock having a value, as determined by the Parent and the Company, equal to the taxes owed by the applicable shareholder and thereafter paying such taxes on behalf of such shareholder.

Section 2.13Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.10(b) and all holders of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.

Section 2.14Surrender of Certificates.

(a)

On or prior to the Closing Date, Parent and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the Parent Common Stock issuable pursuant to Section 2.10(b) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 2.10(c). The Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund”.

(b)

Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Common Stock and holders of any other Company Securities that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify; and (ii) instructions for effecting the surrender of the Company Common Stock in exchange for shares of Parent Common Stock. Upon compliance with such instructions, and receipt by the Transfer Agent of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such share(s) of Company Common Stock shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.10(b) (and cash in lieu of any fractional share of Parent Common Stock pursuant to the provisions of Section 2.10(c)); and (B) the shares of Company Common Stock shall be deemed canceled. Until surrendered as contemplated by this Section 2.14, each share of Company Common Stock shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock representing the Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock). The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 2.14(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Common Stock formerly owned by the applicable holder.

(c)

No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Company Common Stock with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder complies with the provisions as set forth in this Section 2.14 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)

Any portion of the Exchange Fund that remains undistributed to holders of Company Common Stock as of the date that is one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions as set forth in this Section 2.14 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e)

Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Common Stock such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)

No Party shall be liable to any holder of any Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

Section 2.15Appraisal Rights.

(a)

Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company

Common Stock in accordance with the DGCL (collectively, the “Company Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.10 attributable to such Company Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Company Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Common Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Company Dissenting Shares upon their surrender in the manner provided in Section 2.10 and Section 2.14.

(b)

The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands; provided that the Company shall have the right to participate in such negotiations and proceedings. The Company shall not, except with Parent’s prior written consent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

Section 2.16Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

Section 2.17Tax Reorganization. The Parties intend, for U.S. federal income tax purposes, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is hereby adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). The Parties agree to report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Article III.REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth or specifically referred to in the schedule of exceptions delivered by Company to the Parent on the Effective Date (the “Company Disclosure Schedules”) with respect to a particular representation or warranty (for which reference to a particular section number shall suffice), or with respect to any other representation or warranty for which the applicability of any such disclosure is reasonably apparent on its face, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01Due Organization; Subsidiaries.

(a)

Each of the Company and its sole Subsidiary is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b)

Each of the Company and its sole Subsidiary is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)

Section 3.01(c) of the Company Disclosure Schedules list the sole Subsidiary of the Company and, other than such sole Subsidiary, neither the Company nor its sole Subsidiary owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. Neither the Company nor its sole Subsidiary is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor its sole Subsidiary has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor its sole Subsidiary has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

Section 3.02Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and, subject to obtaining the approval of this Agreement by the requisite Company Stockholders required by the Company Charter Documents or applicable provisions of the DGCL, to consummate the Transactions (the “Company Stockholder Approval”), to perform its covenants and obligations hereunder and thereunder consummate the Transactions. Other than the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the Transactions, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party, the performance by the Company of its covenants and obligations hereunder and thereunder or the consummation of the Transactions, including the Merger. This Agreement has been duly executed and delivered by the Company and, at or before the Closing, the Company will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. Subject to receipt of the Company Stockholder Approval, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that such enforceability may be limited by the Enforceability Exceptions.

Section 3.03Company Charter Documents. The Company has delivered or made available to Parent prior to the Effective Date complete and correct copies of the Company’s certificate of incorporation and bylaws, each as amended to date (collectively, the “Company Charter Documents”) and neither the Company not any of the Company Stockholders are party to any shareholders’ agreement or similar agreement related to the Company. The Company has delivered or made available to Parent prior to the Effective Date complete and correct copies of the minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the Company Board, and all committees thereof. The Company Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and/or its code of conduct. The Company has not taken any action that is inconsistent in any material respects with any resolution adopted by the Company’s shareholders, the Company Board or any committee thereof.

Section 3.04Board and Shareholders Actions.

(a)

At a meeting duly called and held prior to the execution of this Agreement in compliance with the requirements of the Company Charter Documents, the Company Board (i) determined that this Agreement, the Merger and the Transactions are fair to, and in the best interests of, the Company and the Company Stockholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors, (ii) approved this Agreement, the Merger and the Transactions, and (iii) resolved to recommend that the Company Stockholders vote for the approval of this Agreement, the Merger and the Transactions.

(b)

Assuming the receipt of the Company Stockholder Approval (as defined below), no other vote of holders of any stock or other securities of the Company is necessary in order to approve and adopt this Agreement and the Merger under the Company Charter Documents.

Section 3.05Non-Contravention. Neither the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which it is, or is specified to be, a party will:

(a)	contravene, violate or conflict with or result in the breach of or constitute a default under any of the Company Charter Documents of the Company or its sole Subsidiary;
(b)

to the Knowledge of the Company, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Company or its sole Subsidiary, or any assets owned or used by the Company or its sole Subsidiary, could be subject;

(c)

contravene, conflict with, violate, result in the loss of any benefit to which the Company is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by the Company or that otherwise relates to the business of, or any assets owned or used by, the Company, except to the extent that the forgoing would not cause a Company Material Adverse Effect;

(d)	to the Knowledge of the Company, cause any assets owned or used by the or the Company to be reassessed or revalued by any Governmental Authority;
(e)

breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which any the Company or any Company Stockholder is a party, except to the extent that the forgoing would not cause a Company Material Adverse Effect; or

(f)	result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of Company Subsidiary.

Section 3.06Required Governmental Approvals. Except for (a) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as provided in the DGCL; (b) such filings and other Approvals as may be required solely by reason of Parent’s or Merger Sub’s (as opposed to the Company’s) participation in the Merger or the Transactions; and (c) such other Approvals the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material notices, consents, authorizations, approvals, registrations, permits, licenses, orders, reports or other filings (any of the foregoing being referred to herein as an “Approval”) are required to be made or obtained by the Company or its sole Subsidiary with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the Transactions.

Section 3.07Company Capitalization.

(a)As of the December 3, 2021, the Company had (i) 300,000,000 authorized shares of Company Common Stock, of which 178,323,467 shares are issued and outstanding; (ii) issued and outstanding warrants to purchase 317,909 shares of Company Common Stock; and (iii) issued and outstanding Company Options to purchase 6,958,660 shares of Company Common Stock; and (iv) $28,395,000 principal amount, plus accrued interest, of outstanding instruments, whether promissory notes or otherwise which are convertible into or exchangeable for shares of Company Common Stock the (“Company Convertible Instruments”). Of the Company Convertible Instruments, $20,450,000 principal amountare convertible into shares of Company Common Stock based on a $250,000,000 valuation cap for the Company.

(b)

Other than the as set forth in Section 3.07(a) there are no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Company Securities or other equity or voting interest (including any voting debt) in, the Company and no other obligations by the Company or its sole Subsidiary to make any payments based on the price or value of any Company Securities. Neither the Company nor its sole Subsidiary is a party to any Contract which obligates the Company or its sole Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

(c)

Except as set forth herein and as of the Effective Date, no shares, Company Securities or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Securities are, and all such Company Securities that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive rights, subscription right or any similar right under any provision of the DGCL, the Company Charter Documents or any Contract to which the Company is otherwise bound. From the Effective Date until the Effective Time, the Company has not (i) issued any Company Securities or other securities or rights to acquire Company Securities or other rights that give the holder thereof any economic benefit accruing to the holders of any Company Securities, other than pursuant to the vesting, exercise or settlement of Company Options or as permitted herein, or (ii) granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Securities, other than as permitted herein.

(d)

Neither the Company nor any Company Subsidiary is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company or its sole

Subsidiary.

(e)

As of the Effective Date, the Company has delivered to Parent a schedule setting forth: (i) the name and mailing address of each Company Stockholder entitled to distribution of a portion of the Merger Consideration, (ii) the number of Company Common Stock of each class and series of Company Common Stock held by each Company Stockholder as of immediately prior to the Effective Time and the certificate number or numbers corresponding to such shares, (iii) the exercise price per share and the number of shares of Company Common Stock subject to each Company Option held by each such Company Stockholder as of immediately prior to the Effective Time, (iv) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a Fully Diluted Basis, (v) the amount of any Taxes required to be withheld under applicable Law, and (vi) as applicable, with respect to each holder of Company Common Stock issued on or after January 1, 2011 or any other security that, in each case, would be deemed a “covered security” under Treasury Regulation §1.6045-1(a)(15), the cost basis and date of issuance of such shares or securities (the “Company Stockholder Schedule”) which is true, complete and accurate in all respects as of the Effective Date. The updated Company Stockholder Schedule to be delivered to Parent as of the Closing Date pursuant to Section 5.17 shall, when delivered, be true, complete and accurate in all respects as of the Closing Date.

Section 3.08Absence of Changes. Between the Company Balance Sheet Date and the Effective Date, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 5.02 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 3.09Absence of Undisclosed Liabilities. Neither the Company nor its sole Subsidiary has any Liability, individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company or its sole Subsidiary since the date of the Company Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of the Company or its sole Subsidiary under Company Contracts (other than for breach thereof); (d) Liabilities incurred in connection with the Transactions; (e) Liabilities accruing under the Company Material Contracts listed on Section 3.13(a) of the Company Disclosure Schedules; (f) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Company and (g) Liabilities listed in Section 3.09 of the Company Disclosure Schedules.

Section 3.10Title to Assets. Each of the Company and sole Subsidiary owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected in the Company Balance Sheet; and (b) all other assets reflected in the books and records of the Company or its sole Subsidiary as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or its sole Subsidiary free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 3.11Real Property; Leasehold. Neither the Company nor its sole Subsidiary owns any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or its sole Subsidiary, and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate

Leases”), each of which is in full force and effect, with no existing material default thereunder. The Company’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances. The Company has not received written notice from its landlords or any Governmental Authority that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties. The Transactions will not provide any landlord with the right to terminate any lease.

Section 3.12Intellectual Property.

(a)

The Company, directly or through its sole Subsidiary, owns, or has the legal and valid right to use, as currently being used by the Company or its sole Subsidiary, all Company Intellectual Property, and with respect to Company Intellectual Property that are owned by the Company or its sole Subsidiary, has the right to bring actions for the infringement of such Company IP Rights, in each case other than for any failure to own, have such rights to use, or have such rights to bring actions for infringement that would not reasonably be expected to be material to the Company or its business.

(b)

Section 3.12(b) of the Company Disclosure Schedules sets forth an accurate, true and complete listing of (i) all Company IP Rights that are owned by the Company or its sole Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing, (ii) to the Knowledge of the Company, all Company IP Rights that are exclusively licensed to the Company or its sole Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and (iii) all applications for any of the foregoing, and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration. To the Knowledge of the Company, each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.

(c)

Section 3.12(c) of the Company Disclosure Schedules accurately identifies (i) all material Company Contracts pursuant to which Company IP Rights are licensed to the Company or its sole Subsidiary (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or its sole Subsidiary’s products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether such licenses are exclusive or non-exclusive. For purposes of greater certainty, the term “license” in this
Section 3.12(c) and in Section 3.12(d) includes any license, sublicense, covenant, non-assert, consent, release or waiver.

(d)

Section 3.12(d) of the Company Disclosure Schedules accurately identifies each material Company Contract pursuant to which the Company or its sole Subsidiary has granted any license under, or any right (whether or not currently exercisable) or interest in, any Company IP Rights to any Person (other than any Company IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such suppliers or service providers to provide services for the Company’s benefit).

(e)

Neither the Company nor its sole Subsidiary is bound by, and no Company Intellectual Property are subject to, any Company Contract containing any covenant or other provision, or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of the Company or its sole Subsidiary to use, exploit, assert, enforce, sell, transfer or dispose of any such Company Intellectual Property anywhere in the world, in each case, in a manner that would materially limit the business of the Company as currently conducted or planned to be conducted.

(f)

The Company or its sole Subsidiary is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company or its sole Subsidiary, as identified in Section 3.12(c) of the Company Disclosure Schedules, (ii) any non-customized software that (A) is licensed to the Company or its sole Subsidiary solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or its sole Subsidiary’s products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

(g)

To the Knowledge of the Company, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company or its sole Subsidiary does not violate any license or agreement between the Company or its sole Subsidiary and any third party, and does not infringe or misappropriate any Intellectual Property right of any third party. To the Knowledge of the Company, no third party is infringing upon any Company IP Rights or violating any license or agreement between the Company or its sole Subsidiary and such third party, and the Company and sole Subsidiary have not sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any Company IP Rights.

(h)

There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company Intellectual Property or products or technologies, nor has the Company or its sole Subsidiary received any written notice asserting or suggesting that any such Company Intellectual Property, or the Company’s or its sole Subsidiary’s right to use, sell, license or dispose of any such Company Intellectual Property or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(i)

Except for Company Contracts entered into in the Ordinary Course of Business, (i) neither the Company nor its sole Subsidiary is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would reasonably be expected to be material to the Company or its business, and (ii) neither the Company nor its sole Subsidiary has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the Effective Date.

Section 3.13Agreements, Contracts and Commitments.

(a)

Section 3.13(a) of the Company Disclosure Schedules identifies each of the following material Company Contracts in effect as of the Effective Date other than any Company Benefit Plans (each, a “Company Material Contract”):

(i)	each Company Contract relating to any agreement of indemnification or guaranty;
(ii)

each Company Contract containing (A) any covenant limiting the freedom of the Company, its sole Subsidiary or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(iii)	each Company Contract relating to capital expenditures and requiring payments after the Effective Date in excess of $100,000 pursuant to its express terms and not cancelable without penalty;
(iv)	each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;
(v)

each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or its sole Subsidiary or any loans or debt obligations with officers or directors of the Company;

(vi)

each Company Contract requiring payment by or to the Company after the Effective Date in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(vii)

each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Transactions;

(viii)	each Company Real Estate Lease;

(ix)	each Company Contract with any Governmental Authority;
(x)	each Company IP Rights Agreement required to be listed on Section 3.12(c) or Section 3.12(d) of the Company Disclosure Schedules;
(xi)	each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or its sole Subsidiary;
(xii)	any employment agreement with any Knowledgeable Employee; or
(xiii)

any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or its sole Subsidiary, as applicable, and (A) which involves payment or receipt by the Company or its sole Subsidiary after the Effective Date under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the Effective Date in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of the Company and sole Subsidiary, taken as a whole.

(b)

The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor its sole Subsidiary has, nor to the Company’s Knowledge, as of the Effective Date has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Company or its business. As to the Company and sole Subsidiary, as of the Effective Date, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

(c)

As of the Effective Time, the Company shall not have in place any stockholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Common Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights, transaction veto rights or similar rights.

Section 3.14Compliance; Permits; Restrictions.

(a)

The Company and its sole Subsidiary are in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company or its sole Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon the Company or its sole Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its sole Subsidiary, any acquisition of material property by the Company or its sole Subsidiary or the conduct of business by the Company or its sole Subsidiary as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.

(b)

Neither the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or distributors or any other Person acting on behalf of the Company or its sole Subsidiary has, in the course of their actions for or on behalf of the Company or the Company Subsidiaries, (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) made, offered to make, promised to make or authorized or ratified the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (iv) to the Knowledge of the Company, been subject to any investigation by any Governmental Authority with regard to any Prohibited Payment, or (v) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery.

(c)

None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or representative of the Company or its sole Subsidiary is currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

(d)

The Company and sole Subsidiary hold all required Governmental Authorizations which are material to the operation of the business of the Company and sole Subsidiary as currently conducted (the “Company Permits”). Section 3.14(d) of the Company Disclosure Schedules identifies each Company Permit. Each of the Company and sole Subsidiary is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and sole Subsidiary as of the Effective Date and immediately prior to the Effective Time. No Company Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company has not received any written notice or other written communication, or to the Knowledge of the Company, regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Permit.

Section 3.15Legal Proceedings; Orders.

(a)

As of the Effective Date, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) its sole Subsidiary, (C) any current or former employee, independent contractor, officer or director of the Company (in its, his or her capacity as such) or (D) any of the material assets owned or used by the Company or its sole Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(b)	Since the Company Balance Sheet Date, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.
(c)

There is no order, writ, injunction, judgment or decree to which the Company or its sole Subsidiary, or any of the material assets owned or used by the Company or its sole Subsidiary, is subject. To the Knowledge of the Company, no officer or other Knowledgeable Employee of the Company or its sole Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or its sole Subsidiary or to any material assets owned or used by the Company or its sole Subsidiary.

Section 3.16Tax Matters.

(a)

The Company and its sole Subsidiary have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its sole Subsidiary for any Tax period ending after December 31, 2019. No claim has ever been made by any Governmental Authority in any jurisdiction where the Company or its sole Subsidiary does not file a particular Tax Return or pay a particular Tax that the Company or such Subsidiary is subject to taxation by that jurisdiction.

(b)

All income and other material Taxes due and owing by the Company or its sole Subsidiary on or before the Effective Date (whether or not shown on any Tax Return) have been fully paid. Since the Company Balance Sheet Date, neither the Company nor its sole Subsidiary has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)

All Taxes that the Company or its sole Subsidiary are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, or other third parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(d)	There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or its sole Subsidiary.
(e)

No deficiencies for income or other material Taxes with respect to the Company or its sole Subsidiary have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending or ongoing, and to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or its sole Subsidiary. Neither the Company nor its sole Subsidiary (or any of their predecessors) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)	Neither the Company nor its sole Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)

Neither the Company nor its sole Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes. Neither the Company nor its sole Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)

Neither the Company nor its sole Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code or Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(i)

Neither the Company nor its sole Subsidiary has any Liability for any material Taxes of any Person (other than the Company and any of its sole Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j)

Neither the Company nor its sole Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k)

Neither the Company nor its sole Subsidiary has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of the United States.

(l)

Neither the Company nor its sole Subsidiary has participated in or been a party to a transaction that, as of the Effective Date, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(m)

Neither the Company nor its sole Subsidiary has taken or agreed to take any action, and to the Knowledge of the Company there exists no fact or circumstance, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(n)

For purposes of this Section 3.16, each reference to the Company or its sole Subsidiary shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

Section 3.17Employee and Labor Matters; Company Benefit Plans.

(a)	Section 3.17(a) of the Company Disclosure Schedules sets forth a list of all Company Benefit Plans.
(b)

As applicable with respect to each Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) the most recently filed annual reports with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (ii) the most recent IRS determination, opinion or advisory letter, (iii) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (iv) all records, notices and filings concerning IRS or Department of Labor or other Governmental Authority audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and (v) all policies and procedures established to comply with the privacy and security rules of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

(c)

Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

(d)

Each Company Benefit Plan that is intended to meet the qualification requirements of Section 401(a) of the Code has received either a favorable determination letter from the IRS (which has not expired) or is the subject of a favorable opinion letter from the IRS with respect to the form of such Benefit Plan under Section 401(a) of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan or the tax exempt status of its related trust.

(e)

None of the Company, its sole Subsidiary nor any Company ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)

There are no pending audits or, to the Knowledge of the Company, investigations, by any Governmental Authority involving any Company Benefit Plan, and no pending or, to the Knowledge of the Company, threatened, claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company or its sole Subsidiary.

(g)

None of the Company, its sole Subsidiary nor any Company ERISA Affiliates, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, its sole Subsidiary or any Company ERISA Affiliates or Parent to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)	No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than as may be provided pursuant to any separation agreement between the Company or its sole Subsidiary and a former employee that has been made available to Parent, or through the last day of the month in which an employee’s employment ceases, or to the extent required by Section 4980B of the Code.

(i)

Neither the execution of, nor the performance of, the Transactions will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company or any Subsidiary thereof, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(j)

Neither the execution of, nor the consummation of the Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k)

No current or former employee, officer, director or independent contractor of the Company or its sole Subsidiary has any “gross up” agreements or other assurance of reimbursement for any Taxes imposed under Code Section 409A or Code Section 4999.

(l)	The Company does not maintain any Company Benefit Plan outside of the United States.
(m)

Neither the Company nor its sole Subsidiary is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its sole Subsidiary, including through the filing of a petition for representation election.

(n)

The Company and its sole Subsidiary are each in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, tax withholding, prohibited discrimination and retaliation, equal employment opportunities, harassment, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. The Company and its sole Subsidiary: (i) have each withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or its sole Subsidiary relating to any employee, applicant for employment, consultant, employment agreement or

Benefit Plan (other than routine claims for benefits).

(o)

There is not and has not been in the past three (3) years, nor is there or has there been in the past three (3) years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity, against the Company or its sole Subsidiary. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity.

(p)

There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of the Company, threatened, against the Company or its sole Subsidiary relating to labor, employment, employment practices, or terms and conditions of employment.

(q)

Neither the Company nor its sole Subsidiary has had a “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 and the regulations promulgated thereunder (“WARN”)) or a reduction-in-force that would trigger any similar notice requirements under any state, local or foreign Law.

Section 3.18Environmental Matters. The Company and its Sole Subsidiary are in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company or its business. Neither the Company nor its sole Subsidiary has received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority or other Person, that alleges that the Company or its sole Subsidiary is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or its sole Subsidiary’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company or its business. No current or (during the time a prior property was leased or controlled by the Company or its sole Subsidiary) prior property leased or controlled by the Company or its sole Subsidiary has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company or its sole Subsidiary pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Authority is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company or its sole Subsidiary with respect to any property leased or controlled by the Company or its sole Subsidiary or any business operated by them.

Section 3.19Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its sole Subsidiary. Each of such insurance policies is in full force and effect and the Company and its sole Subsidiary are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, neither the Company nor its sole Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and its Sole Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or its sole Subsidiary for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or its sole Subsidiary of its intent to do so.

Section 3.20Anti-Takeover Statutes. Neither the Company nor its sole Subsidiary is bound by or has in effect any “poison pill” or similar shareholder rights plan.

Section 3.21Anti-Bribery.  None of the Company or its sole Subsidiary or any of their respective directors, officers, employees or agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). Neither the Company nor its sole Subsidiary is or has been the subject of any investigation or inquiry by any Governmental Authority with respect to potential violations of Anti-Bribery Laws.

Section 3.22Financial Statements.

(a)

Section 3.22(a) of the Company Disclosure Schedules includes the audited financial statements of the Company for its most recent prior fiscal year, which financial statements (including any related notes) (i) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements, except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments none of which are material) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (ii) fairly present, in all material respects, the financial position of the Company  as of the respective dates thereof and the results of operations and cash flows of the Company  for the periods covered thereby. Other than as expressly disclosed in Section 3.22(a) of the Company Disclosure Schedules, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP. The books of account and other financial records of the Parent and each Parent Subsidiary are true and complete in all material respects.

(b)

Section 3.22(b) of the Company Disclosure Schedules lists, and the Company has delivered to the Parent, accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any Subsidiary of the Company since January 1, 2011.

(c)

Since January 1, 2021, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2011, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company or any Subsidiary of the Company, (ii) any fraud, whether or not material, that involves the Company, any Subsidiary of the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary of the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 3.23Monthly Active Users; Etc. As of November 30, 2021, the Google Firebase Console reflects that the following information with respect to the Company’s Display App: (a)  7,896,383 first opens; (b) 3,444,341 registrations; and (c) 627,542 monthly active users.

Section 3.24No Financial Advisors or Brokers. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or its sole Subsidiary.

Section 3.25Transactions with Affiliates. Since January 1, 2011, no event has occurred that, if the Company had a class of shares registered under the Exchange Act, would be required to be reported by the Company pursuant to Item 404 of Regulation S-K. Section 3.25 of the Company Disclosure Schedules lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Common Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights.

Section 3.26Disclaimer of Other Representations or Warranties. Except as previously set forth in this Article III or in any certificate delivered by the Company to Parent and/or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as expressly set forth or specifically referred to in the schedule of exceptions delivered by Parent to the Company on the Effective Date (the “Parent Disclosure Schedules”) with respect to a particular representation or warranty (for which reference to a particular section number shall suffice), or with respect to any other representation or warranty for which the applicability of any such disclosure is reasonably apparent on its face, Parent hereby represents and warrants to the Company as follows:

Section 4.01Due Organization; Subsidiaries.

(a)

Each of Parent and the Parent Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b)

Each of the Parent and the Parent Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c)	Other than USI Electric, Inc., Texas corporation, and Merger Sub, Parent has no Subsidiaries, and none of Parent, USI Electric, Inc. or Merger Sub owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly any other Entity. Neither the Parent nor any of the Parent Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Parent nor any of the Parent Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Parent nor any of the Parent Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

Section 4.02Corporate Power; Enforceability. The Parent has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and, subject to obtaining the approval of this Agreement and the Transactions by the requisite shareholders of Parent required by the Parent Charter Documents or applicable provisions of the MGCL (the “Parent Shareholder Approval”), to perform its covenants and obligations hereunder and thereunder and to consummate the Transactions. Other than the Parent Shareholder Approval, the execution and delivery by the Parent and Merger Sub of this Agreement and each Ancillary Agreement to which either of them is, or is specified to be, a party, the performance by the Parent and Merger Sub of their respective covenants and obligations hereunder and thereunder and the consummation by the Parent and Merger Sub of the Transactions, including the Merger, have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub and no additional corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize the execution and delivery by the Parent or Merger Sub of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party, the performance by the Parent or Merger Sub of their respective covenants and obligations hereunder and thereunder or the consummation of the Transactions, including the Merger. This Agreement has been duly executed and delivered by the Parent and Merger Sub and, at or before the Closing, the Parent and Merger Sub will each have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. Subject to receipt of the Parent Shareholder Approval, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after such execution and delivery constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Parent or Merger Sub, as applicable, enforceable against the Parent or Merger Sub, as applicable, in accordance with their terms, except that such enforceability may be limited by the Enforceability Exceptions.

Section 4.03Parent Charter Documents. Parent has delivered or made available to the Parent prior to the Effective Date complete and correct copies of Parent’s articles of incorporation and bylaws (collectively, the “Parent Charter Documents”), and Merger Sub’s certificate of incorporation and bylaws, each as amended to date and none of Parent, Merger Sub or, to the Knowledge of Parent, any of the shareholders of Parent, are party to any shareholders’ agreement or similar agreement related to Parent. Parent has delivered or made available to the Parent prior to the Effective Date complete and correct copies of the minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Parent Board, the Board of Directors of Merger Sub, and all committees thereof, the shareholders of Parent and Parent as the sole shareholder of Merger Sub. The Parent Charter Documents Merger Sub’s certificate of incorporation and bylaws are in full force and effect. Neither Parent nor Merger Sub are in not in violation of any of the provisions of the Parent Charter Documents, Merger Sub’s certificate of incorporation and bylaws and/or Parent’s code of conduct. Neither Parent nor Merger Sub have taken any action that is inconsistent in any material respects with any resolution adopted by Parent’s shareholders, the Parent Board, the Board of Directors of Merger Sub, or any committee thereof.

Section 4.04Board and Shareholder Actions.

(a)

At a meeting duly called and held prior to the execution of this Agreement in compliance with the requirements of the Parent Charter Documents, the Parent Board (i) determined that this Agreement, the Merger and the Transactions are fair to, and in the best interests of, the Parent and the shareholders of Parent and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Parent to its creditors, (ii) approved this Agreement, the Merger and the Transactions, and (iii) resolved to recommend that the shareholders of Parent vote for the approval of this Agreement, the Merger and the Transactions.

(b)

At a meeting duly called and held prior to the execution of this Agreement in compliance with the requirements of the Parent Charter Documents, the Board of Directors of Merger Sub (i) determined that this Agreement, the Merger and the Transactions are fair to, and in the best interests of, Merger Sub and Parent as the sole shareholder of Merger Sub and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Parent to its creditors, (ii) approved this Agreement, the Merger and the Transactions, and (iii) resolved to recommend that the Parent as the sole shareholder of Merger Sub vote for the approval of this Agreement, the Merger and the Transactions.

(c)	Parent, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the Transactions and has not withdrawn such approval.
(d)

Assuming the receipt of the Parent Shareholder Approval (as defined below), no other vote of holders of any stock or other securities of the Parent is necessary in order to approve and adopt this Agreement and the Merger under the Parent Charter Documents.

Section 4.05Non-Contravention. Neither the execution, delivery and performance by the Parent of this Agreement or any of the Ancillary Agreements to which it is, or is specified to be, a party will:

(a)	contravene, violate or conflict with or result in the breach of or constitute a default under any of the Parent Charter Documents of the Parent or any Parent Subsidiary;
(b)

to the Knowledge of the Parent, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Transactions, or to exercise any remedy or obtain any relief under, any Law or governmental order to which the Parent or any Parent Subsidiary, or any assets owned or used by the Parent or any Parent Subsidiary, could be subject;

(c)

contravene, conflict with, violate, result in the loss of any benefit to which the Parent is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by the Parent or that otherwise relates to the business of, or any assets owned or used by, the Parent, except to the extent that the forgoing would not cause a Parent Material Adverse Effect;

(d)	to the Knowledge of the Parent, cause any assets owned or used by the or the Parent to be reassessed or revalued by any Governmental Authority;
(e)

breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which Parent or any shareholder of Parent is a party, except to the extent that the forgoing would not cause a Parent Material Adverse Effect; or

(f)	result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Parent or any of Parent Subsidiary.

Section 4.06Required Governmental Approvals. Except for (a) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as provided in the DGCL; (b) such filings and other Approvals as may be required solely by reason of the Company’s (as opposed to Parent’s or Merger Sub’s) participation in the Merger or the Transactions; (c) requisite filings with the SEC and the New York Stock Exchange, and (d) such other Approvals the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no material Approvals are required to be made or obtained by the Parent or any Parent Subsidiary with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Parent and Merger Sub and the consummation of the Merger and the Transactions.

Section 4.07Parent Capitalization.

(a)

As of the Effective Date, the Parent has (i) 20,000,000 authorized shares of Parent Common Stock, of which 2,312,887 shares are issued and outstanding; (ii) no authorized, issued or outstanding shares of preferred stock of the Parent; (iii) no issued and outstanding warrants to purchase shares of Parent Common Stock; and (iv) no issued and outstanding options to purchase shares of Parent Common Stock (all such items, collectively, the “Parent Securities”). The representation and warranties in clause (i) of this Section 4.07(a) as to the number of authorized and outstanding shares of Parent Common Stock shall be deemed automatically updated upon consummation of the Articles Amendment (as defined below).

(b)

There are no outstanding instruments, whether promissory notes or otherwise which are convertible into or exchangeable for any Parent Securities or any equity securities of, or voting interest in, Merger Sub.

(c)

Other than the as set forth in Section 4.07(a) and Section 4.07(b), there are no obligations of the Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Parent Securities or other equity or voting interest (including any voting debt) in, the Merger Sub and no other obligations by the Parent or any of the Parent Subsidiaries to make any payments based on the price or value of any Parent Securities. Neither the Parent nor any of the Parent Subsidiaries is a party to any Contract which obligates the Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Securities.

(d)

As of the Effective Date, no shares, Parent Securities or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding Parent Securities are, and all such Parent Securities that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive rights, subscription right or any similar right under any provision of the MGCL, the Parent Charter Documents or any Contract to which the Parent is otherwise bound. From the Effective Date until the Effective Time, the Parent has not (i) issued any Parent Securities or other securities or rights to acquire Parent Securities or other rights that give the holder thereof any economic benefit accruing to the holders of any Parent Securities, other than pursuant to the vesting, exercise or settlement of options and warrants or as permitted herein, or (ii) granted, committed to grant or otherwise created or assumed any obligation with respect to any Parent Securities, other than as permitted herein.

(e)

Neither the Parent nor any Parent Subsidiary is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Parent or any Parent Subsidiary.

(f)

As of the Effective Date, the Parent has delivered to the Company a schedule setting forth: (i) the exercise price per share and the number of shares of Parent Common Stock subject to each option of Parent as of immediately prior to the Effective Time, (ii) the exercise price per share and the number of shares of Parent Common Stock subject to each warrant of Parent as of immediately prior to the Effective Time, (iii) the number of shares of Parent Common Stock outstanding immediately prior to the Effective Time on a Fully Diluted Basis, and (iv) as applicable, with respect to each holder of Parent Common Stock issued on or after January 1, 2011 or any other security that, in each case, would be deemed a “covered security” under Treasury Regulation §1.6045-1(a)(15), the cost basis and date of issuance of such shares or securities which is true, complete and accurate in all respects as of the Effective Date.

(g)	The representations and warranties in this Section 4.07 shall be deemed automatically updated upon consummation of the actions as set forth in Section 5.08.

Section 4.08Absence of Changes. Except with respect to the Sale of the Business, between the Parent Balance Sheet Date and the Effective Date, the Parent has conducted its business only in the Ordinary Course of Business (except in connection with the Sale of the Business, the execution and performance of this Agreement, and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required the consent of the Company pursuant to Section 5.01 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 4.09Absence of Undisclosed Liabilities. Neither the Parent nor any of the Parent Subsidiaries has any Liability, individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Parent or any Parent Subsidiary since the date of the Parent Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate (c) Liabilities for performance of obligations of the Parent or any Parent Subsidiary under Parent Contracts (other than for breach thereof); (d) Liabilities incurred in connection with the Transactions; (e) Liabilities accruing under the Parent Material Contracts listed on Section 4.13(a) of the Parent Disclosure Schedules; (f) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Parent and (g) Liabilities listed in Section 4.09 of the Parent Disclosure Schedules.

Section 4.10Title to Assets. Other than with respect to the Sale of the Business, each of the Parent and the Parent Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected in the Parent Balance Sheet; and (b) all other assets reflected in the books and records of the Parent or any Parent Subsidiary as being owned by the Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Parent or any Parent Subsidiary free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 4.11Real Property; Leasehold. Neither the Parent nor any of the Parent Subsidiaries owns any real property. The Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which the Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Parent or any Parent Subsidiary, and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder. The Parent’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Parent has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances. The Parent has not received written notice from its landlords or any Governmental Authority that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties. The Transactions will not provide any landlord with the right to terminate any lease.

Section 4.12Intellectual Property.

(a)

The Parent, directly or through any of the Parent Subsidiaries, owns, or has the legal and valid right to use, as currently being used by the Parent or any Parent Subsidiary, all Parent IP Rights, and with respect to Parent IP Rights that are owned by the Parent or any Parent Subsidiary, has the right to bring actions for the infringement of such Parent IP Rights, in each case for any failure to own, have such rights to use, or have such rights to bring actions for infringement that would not reasonably be expected to be material to the Parent or its business.

(b)

Section 4.12(b) of the Parent Disclosure Schedules sets forth an accurate, true and complete listing of (i) all Parent IP Rights that are owned by the Parent or any Parent Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing, (ii) to the Knowledge of the Parent, all Parent IP Rights that are exclusively licensed to the Parent or any Parent Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and (iii) all applications for any of the foregoing, and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction of application and/or registration, the application and/or registration number, the date of application and/or registration, and the status of application and/or registration. To the Knowledge of the Parent, each item of Parent IP Rights that is Parent Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Parent Registered IP in full force and effect have been made by the applicable deadline.

(c)

Section 4.12(c) of the Parent Disclosure Schedules accurately identifies (i) all material Parent Contracts pursuant to which Parent IP Rights are licensed to the Parent or any Parent Subsidiary (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Parent’s or any of the Parent Subsidiaries’ products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether such licenses are exclusive or non-exclusive. For purposes of greater certainty, the term “license” in this Section 4.12(c) and in Section 4.12(d) includes any license, sublicense, covenant, non-assert, consent, release or waiver.

(d)

Section 4.12(d) of the Parent Disclosure Schedules accurately identifies each material Parent Contract pursuant to which the Parent or any Parent Subsidiary has granted any license under, or any right (whether or not currently exercisable) or interest in, any Parent IP Rights to any Person (other than any Parent IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such suppliers or service providers to provide services for the Parent’s benefit).

(e)

Neither Parent nor any of the Parent Subsidiaries is bound by, and no Parent IP Rights are subject to, any Parent Contract containing any covenant or other provision, or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of the Parent or any Parent Subsidiary to use, exploit, assert, enforce, sell, transfer or dispose of any such Parent IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of the Parent as currently conducted or planned to be conducted.

(f)

Parent or one of the Parent Subsidiaries is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in Parent IP Rights (other than (i) Parent IP Rights exclusively and non-exclusively licensed to the Parent or one of the Patent Subsidiaries, as identified in Section 4.12(c) of the Parent Disclosure Schedules, (ii) any non-customized software that (A) is licensed to the Parent or any Parent Subsidiary solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Parent’s or any of the Patent Subsidiaries’ products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)

Each Person who is or was an employee or contractor of the Parent or any Parent Subsidiary and who is or was involved in the creation or development of any material Parent IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Parent or such Subsidiary and confidentiality provisions protecting confidential information of the Parent and the Parent Subsidiaries.

(ii)

No current or former stockholder, officer, director, or employee of the Parent or any Parent Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any Parent IP Rights purported to be owned by the Parent. To the Knowledge of the Parent, no employee of the Parent or any or any of the Patent Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Parent or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Parent IP Rights purported to be owned by the Parent or confidentiality provisions protecting Trade Secrets and confidential information comprising Parent IP Rights purported to be owned by the Parent.

(iii)

No Parent IP Rights were developed, in whole or in part (A) pursuant to or in connection with the development of any professional, technical or industry standard, (B) under contract with or using the resources of any Governmental Authority, academic institution or other entity that would subject any Parent IP Rights to the rights of any Governmental Authority, academic institution or other entity or (C) under any grants or other funding arrangements with third parties.

(iv)

The Parent and each Parent Subsidiary has taken all commercially reasonable and appropriate steps to protect and maintain the Parent IP Rights, including to preserve the confidentiality of all proprietary information that the Parent or such Subsidiary holds, or purports to hold, as a material Trade Secret. Any disclosure by the Parent or any Subsidiary of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful.

(v)

Neither the Parent nor any of the Parent Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Parent IP Rights owned or purported to be owned by or exclusively licensed to Parent or any Parent Subsidiary to any other Person. As of the Effective Date, neither the Parent nor any of the Parent Subsidiaries has sold or otherwise transferred (other than standard licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) any of the Parent IP Rights to any third party, and there exists no obligation by the Parent or any Parent Subsidiary to assign or otherwise transfer any of the Parent IP Rights to any third party.

(vi)

To the Knowledge of the Parent, the Parent IP Rights are valid and enforceable and constitute all Intellectual Property necessary for the Parent and the Parent Subsidiaries to conduct its business as currently conducted and planned to be conducted.

(g)

To the Knowledge of the Parent, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Parent or any Parent Subsidiary does not violate any license or agreement between the Parent or any Parent Subsidiary and any third party, and does not infringe or misappropriate any Intellectual Property right of any third party. To the Knowledge of the Parent, no third party is infringing upon any Parent IP Rights or violating any license or agreement between the Parent or any Parent Subsidiary and such third party, and the Parent and the Parent Subsidiaries have not sent any written communication to or asserted or threatened in writing any action or claim against any Person involving or relating to any Parent IP Rights.

(h)

There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Parent IP Rights or products or technologies, nor has the Parent or any Parent Subsidiary received any written notice asserting or suggesting that any such Parent IP Rights, or the Parent’s or any of the Patent Subsidiaries’ right to use, sell, license or dispose of any such Parent IP Rights or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(i)

Except for Parent Contracts entered into in the Ordinary Course of Business, (i) neither the Parent nor any of the Parent Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would reasonably be expected to be material to the Parent or its business, and (ii) neither the Parent nor any of the Parent Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the Effective Date.

Section 4.13Agreements, Contracts and Commitments.

(a)

Section 4.13(a) of the Parent Disclosure Schedules identifies each of the following material Parent Contracts in effect as of the Effective Date other than any Parent Benefit Plans (each, a “Parent Material Contract”):

(i)	each Parent Contract relating to any agreement of indemnification or guaranty;
(ii)

each Parent Contract containing (A) any covenant limiting the freedom of the Parent, the Patent Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(iii)	each Parent Contract relating to capital expenditures and requiring payments after the Effective Date in excess of $100,000 pursuant to its express terms and not cancelable without penalty;
(iv)	each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;
(v)

each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Parent or any Parent Subsidiary or any loans or debt obligations with officers or directors of the Parent;

(vi)

each Parent Contract requiring payment by or to the Parent after the Effective Date in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Parent has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Parent has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Parent; or (C) any Contract to license any third party to manufacture or produce any product, service or technology of the Parent or any Contract to sell, distribute or commercialize any products or service of the Parent, in each case, except for Parent Contracts entered into in the Ordinary Course of Business;

(vii)	each Parent Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Parent in connection with the Transactions;
(viii)	each Parent Real Estate Lease;
(ix)	each Parent Contract with any Governmental Authority;
(x)	each Parent IP Rights Agreement required to be listed on Section 4.12(c) or Section 4.12(d) of the Parent Disclosure Schedules;
(xi)	each Parent Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Parent or any Parent Subsidiary;

(xii)

(A) any employment, management, service and/or consulting Contract providing for annual compensation in excess of $100,000, and (B) any Contract providing for severance, retention, change in control or other similar payments in excess of $50,000; or

(xiii)

any other Parent Contract that is not terminable at will (with no penalty or payment) by the Parent or any Parent Subsidiary, as applicable, and (A) which involves payment or receipt by the Parent or any Parent Subsidiary after the Effective Date under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the Effective Date in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of the Parent and the Parent Subsidiaries, taken as a whole.

(b)

The Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. Other than certain employment agreements described in Section 4.13(a) of the Parent Disclosure Schedules, there are no Parent Material Contracts that are not in written form. Neither the Parent nor any of the Parent Subsidiaries has, nor to the Parent’s Knowledge, as of the Effective Date has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material to the Parent or its business. As to the Parent and the Parent Subsidiaries, as of the Effective Date, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to the Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

(c)

As of the Effective Time, Parent shall not have in place any stockholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between Parent and any holders of Parent Common Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights, transaction veto rights or similar rights

Section 4.14Compliance; Permits; Restrictions.

(a)

The Parent and each Parent Subsidiary are in compliance in all material respects with all applicable Laws, except for any noncompliance, either individually or in the aggregate, which would not be material to the Parent. No investigation, claim, suit, proceeding, audit or other action by any Governmental Authority is pending or, to the Knowledge of the Parent, threatened against the Parent or any Parent Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon the Parent or any Parent Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Parent or any Parent Subsidiary, any acquisition of material property by the Parent or any Parent Subsidiary or the conduct of business by the Parent or any Parent Subsidiary as currently conducted, (ii) is reasonably likely to have an adverse effect on the Parent’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.

(b)	The Parent and the Parent Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Parent and the Parent Subsidiaries as currently conducted (the “Parent Permits”). Section 4.14(b) of the Parent Disclosure Schedules identifies each Parent Permit. Each of the Parent and the Parent Subsidiaries is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of the Parent, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit. The rights and benefits of each Parent Permit will be available to the Parent or any Parent Subsidiary, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Parent and the Parent Subsidiaries as of the Effective Date and immediately prior to the Effective Time. No Parent Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Parent has not received any written notice or other written communication, or to the Knowledge of the Parent, regarding (A) any material violation of or failure to comply materially with any term or requirement of any Parent Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Parent Permit.

Section 4.15Legal Proceedings; Orders.

(a)

Other than as disclosed in Section 4.09 of the Parent Disclosure Schedules, as of the Effective Date, there is no pending Legal Proceeding and, to the Knowledge of the Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Parent, (B) any of the Parent Subsidiaries, (C) any current or former employee, independent contractor, officer or director of the Parent (in its, his or her capacity as such) or (D) any of the material assets owned or used by the Parent or any Parent Subsidiary; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(b)	Since the Parent Balance Sheet Date, no Legal Proceeding has been pending against the Parent that resulted in material liability to the Parent.
(c)

There is no order, writ, injunction, judgment or decree to which the Parent or any Parent Subsidiary, or any of the material assets owned or used by the Parent or any Parent Subsidiary, is subject. To the Knowledge of the Parent, director or officer of the Parent or any Parent Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Parent or any Parent Subsidiary or to any material assets owned or used by the Parent or any Parent Subsidiary.

Section 4.16Tax Matters.

(a)

The Parent and each Parent Subsidiary have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. The Parent has made available to the Company complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Parent or any Parent Subsidiary for any Tax period ending after December 31, 2019. No claim has ever been made by any Governmental Authority in any jurisdiction where the Parent or any Parent Subsidiary does not file a particular Tax Return or pay a particular Tax that the Parent or such Subsidiary is subject to taxation by that jurisdiction.

(b)

All income and other material Taxes due and owing by the Parent or any Parent Subsidiary on or before the Effective Date (whether or not shown on any Tax Return) have been fully paid. Since the Parent Balance Sheet Date, neither the Parent nor any of the Parent Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)

All Taxes that the Parent or any Parent Subsidiary are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, or other third parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.

(d)	There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Parent or any Parent Subsidiary.
(e)

No deficiencies for income or other material Taxes with respect to the Parent or any Parent Subsidiary have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending or ongoing, and to the Knowledge of the Parent, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Parent or any Parent Subsidiary. Neither the Parent nor any of the Parent Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)

Neither the Parent nor any of the Parent Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)

Neither the Parent nor any of the Parent Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes. Neither the Parent nor any of the Parent Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)

Neither the Parent nor any of the Parent Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code or Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(i)

Neither the Parent nor any of the Parent Subsidiaries has any Liability for any material Taxes of any Person (other than the Parent and any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j)	Neither the Parent nor any of the Parent Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k)

Neither the Parent nor any of the Parent Subsidiaries has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction outside of the United States.

(l)

Neither the Parent nor any of the Parent Subsidiaries has participated in or been a party to a transaction that, as of the Effective Date, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(m)

Neither the Parent nor any of the Parent Subsidiaries has taken or agreed to take any action, and to the Knowledge of the Parent there exists no fact or circumstance, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(n)

For purposes of this Section 4.16, each reference to the Parent or any Parent Subsidiary shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Parent.

Section 4.17Employee and Labor Matters; Parent Benefit Plans.

(a)	Section 4.17(a) of the Parent Disclosure Schedules sets forth a list of all Parent Benefit Plans.
(b)

As applicable with respect to each Parent Benefit Plan, the Parent has made available to the Company, true and complete copies of (i) the most recently filed annual reports with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (ii) the most recent IRS determination, opinion or advisory letter, (iii) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (iv) all records, notices and filings concerning IRS or Department of Labor or other Governmental Authority audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and (v) all policies and procedures established to comply with the privacy and security rules of the HIPAA.

(c)

Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws.

(d)

Each Parent Benefit Plan that is intended to meet the qualification requirements of Section 401(a) of the Code has received either a favorable determination letter from the IRS (which has not expired) or is the subject of a favorable opinion letter from the IRS with respect to the form of such Benefit Plan under Section 401(a) of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of its related trust.

(e)

Neither the Parent, any of the Parent Subsidiaries nor any Parent ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement”

(within the meaning of Section 3(40) of ERISA).

(f)

There are no pending audits or, to the Knowledge of the Parent, investigations, by any Governmental Authority involving any Parent Benefit Plan, and no pending or, to the Knowledge of the Parent, threatened, claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Parent or any Parent Subsidiary.

(g)

Neither the Parent, any of the Parent Subsidiaries or Parent ERISA Affiliates, nor to the Knowledge of the Parent, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, the Parent, any of the Parent Subsidiaries or Parent ERISA Affiliates or the Company to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)

No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than as may be provided pursuant to any separation agreement between the Parent or any Parent Subsidiary and a former employee that has been made available to the Company, or through the last day of the month in which an employee’s employment ceases, or to the extent required by Section 4980B of the Code.

(i)

Neither the execution of, nor the performance of, the Transactions will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Parent or any Subsidiary thereof, (ii) increase any amount of compensation or benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

(j)

Neither the execution of, nor the consummation of the Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k)

No current or former employee, officer, director or independent contractor of the Parent or any Parent Subsidiary has any “gross up” agreements or other assurance of reimbursement for any Taxes imposed under Code Section 409A or Code Section 4999.

(l)	The Parent does not maintain any Parent Benefit Plan outside of the United States.
(m)

Neither the Parent nor any of the Parent Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Parent, purporting to represent or seeking to represent any employees of the Parent or any Parent Subsidiary, including through the filing of a petition for representation election.

(n)

The Parent and each Parent Subsidiary is in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, tax withholding, prohibited discrimination and retaliation, equal employment opportunities, harassment, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. The Parent and each Parent Subsidiary: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Parent, threatened or reasonably anticipated against the Parent or any Parent Subsidiary relating to any employee, applicant for employment, consultant, employment agreement or Benefit Plan (other than routine claims for benefits).

(o)

There is not and has not been in the past three (3) years, nor is there or has there been in the past three (3) years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Parent, any union organizing activity, against the Parent or any Parent Subsidiary. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Parent, any union organizing activity.

(p)

There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of the Parent, threatened, against the Parent or any Parent Subsidiary relating to labor, employment, employment practices, or terms and conditions of employment.

(q)

Neither the Parent nor any of the Parent Subsidiaries has had a “mass layoff” or “plant closing” (as defined by WARN) or a reduction-in-force that would trigger any similar notice requirements under any state, local or foreign Law.

Section 4.18Environmental Matters. The Parent and each Parent Subsidiary are in compliance with all applicable Environmental Laws, which compliance includes the possession by the Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Parent or its business. Neither the Parent nor any of the Parent Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority or other Person, that alleges that the Parent or any Parent Subsidiary is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of the Parent, there are no circumstances that would reasonably be expected to prevent or interfere with the Parent’s or any of the Parent Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Parent or its business. No current or (during the time a prior property was leased or controlled by the Parent or any Parent Subsidiary) prior property leased or controlled by the Parent or any Parent Subsidiary has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Parent or any Parent Subsidiary pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Authority is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Transactions. Prior to the date hereof, the Parent has provided or otherwise made available to the Company true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Parent or any Parent Subsidiary with respect to any property leased or controlled by the Parent or any Parent Subsidiary or any business operated by them.

Section 4.19Insurance. The Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Parent and each Parent Subsidiary. Each of such insurance policies is in full force and effect and the Parent and each Parent Subsidiary are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, neither the Parent nor any of the Parent Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Parent and each Parent Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Parent or any Parent Subsidiary for which the Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Parent or any Parent Subsidiary of its intent to do so.

Section 4.20Product Liability.

(a)

Section 4.20(a) of the Parent Disclosure Schedules contains a complete and accurate list, as of the Effective Date, of Parent’s or any of its Subsidiary’s (i) pending or threatened product liability litigation and claims including the amounts claimed and (ii) all product liability litigation and claims for the past five years including any and all amounts paid. Other than as disclosed in Section 4.20(a) of the Parent Disclosure Schedules, none of Parent or any Parent Subsidiary has had any product liability claim which, in the last five years, has resulted in an award of in excess of $10,000 or for punitive damages against Parent or any Parent Subsidiary.

(b)

Section 4.20(b) of the Parent Disclosure Schedules contains a complete and accurate list, as of the Effective Date, of all agreements insuring Parent of any of the Parent Subsidiaries against claims for product liability for the past five years including (i) the name and contact information of the insurer and insurance broker, (ii) deductible, (iii) coverage limits and (iv) any material exceptions to coverage. All policies are issued on an occurrence basis and effective and in full force and effect for coverage against any all product liability litigations or claims. All product liability litigation and claims have been timely noticed to the applicable insurer and no insurer has issued a notice of declination of coverage or reservation of rights.

(c)

The product liability claims presently pending against Parent or any Parent Subsidiary do not present loss contingencies, which, in the aggregate, are inconsistent with the loss contingency experience of such Parent or any Subsidiary. Parent is not aware of any facts that indicate that the insurance coverage or reserves for product liability claims of Parent or any Subsidiary reflected on the Parent Balance Sheet are or may be understated.

Section 4.21No Financial Advisors. Other than Kidron Corporate Advisors LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission (all of which shall be paid prior to Closing) in connection with the Transactions based upon arrangements made by or on behalf of the Parent or any Parent Subsidiary.

Section 4.22Anti-Bribery. None of the Parent or any Parent Subsidiary or any of their respective directors, officers, employees or agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of any Anti-Bribery Laws. Neither the Parent nor any of the Parent Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Authority with respect to potential violations of Anti-Bribery Laws.

Section 4.23SEC Filings; Financial Statements.

(a)

Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Parent with the SEC since January 1, 2011 (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All material statements, reports, schedules, forms and other documents required to have been filed by the Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Effective Date, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.23, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. the Parent has never been and is not currently an issuer as such term is described in Rule 144(i) of the Securities Act.

(b)

The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments none of which are material) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of the Parent and the Parent Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in the Parent’s or the Parent Subsidiaries’ accounting methods or principles that would be required to be disclosed in the Parent’s financial statements in accordance with GAAP. The books of account and other financial records of the Parent and each Parent Subsidiary are true and complete in all material respects.

(c)

Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Parent’s assets that could have a material effect on the Parent’s financial statements. The Parent has evaluated the effectiveness of its internal control over financial reporting and, to the extent required by applicable Law, presented its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by Parent’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020.  The Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information, and (B) any known fraud that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting. Other than the material weakness related to inadequate segregation of duties over authorization, review and recording of transactions, as well as the financial reporting of such transactions (as more fully described in the Parent’s SEC Documents), the Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of the Parent’s internal control over financial reporting.

(d)

Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by the Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Parent Certifications.

(e)

Section 4.23(e) of the Parent Disclosure Schedules lists, and the Parent has delivered to the Company, accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Parent or any Parent Subsidiary since January 1, 2011.

(f)

Since January 1, 2021, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Parent, the Parent Board or any committee thereof. Since January 1, 2011, neither the Parent nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Parent and the Parent Subsidiaries, (ii) any fraud, whether or not material, that involves the Parent, any of the Parent Subsidiaries, the Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Parent and the Parent Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

Section 4.24Transactions with Affiliates. Except as set forth in the Parent SEC Documents, since January 1, 2011, no event has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K. Section 4.24 of the Parent Disclosure Schedules lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Parent and any holders of Parent Common Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

Section 4.25Parent Shares

(a)

As of the Closing the shares of Parent Common Stock to be issued to the Company Stockholders will be duly authorized, validly issued, fully paid and non-assessable and will have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(b)	Upon consummation of the Transactions, the Company Stockholders shall own all of the shares of Parent Common Stock issued to them hereunder, free and clear of all Encumbrances.
(c)

The authorized, issued and outstanding share capital of Merger Sub consists of 100 shares of common stock, par value of $0.0001 per share, of which one (1) share is issued and outstanding and is owned by Parent.

Section 4.26Disclaimer of Other Representations or Warranties. Except as previously set forth in this Article IV or in any certificate delivered by the Parent to the Company and/or Merger Sub pursuant to this Agreement, the Parent makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Article V.COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.01Operation of Parent’s Business.

(a)

Except as set forth in Section 5.01(a) of the Parent Disclosure Schedules, as expressly permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the Effective Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time (the “Pre-Closing Period”), each of the Parent and the Parent Subsidiaries shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts.

(b)

Except (i) as expressly permitted or contemplated by this Agreement, including in connection with the Sale of the Business, (ii) as set forth in Section 5.01(b) of the Parent Disclosure Schedules, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not:

(i)

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under any parent Benefit Plan;

(ii)

sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise of outstanding options or warrants as set forth in the Parent Disclosure Schedules); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent;

(iii)

except as required to give effect to anything in contemplation of the Closing, amend any of the Parent Charter Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split (other than the Reverse Stock Split) or similar transaction except, for the avoidance of doubt, the Transactions;

(iv)	form any Subsidiary or acquire any equity interest or other interest in any other Person or enter into a joint venture with any other Person;
(v)	(A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) incur or guarantee any debt securities of others;
(vi)

other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the Effective Date (including any retention arrangement entered into prior to the Effective Date and disclosed in the Parent Disclosure Schedule): (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause or permit any Parent Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants or (E) hire, terminate or give notice of termination to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $125,000 per year;

(vii)	recognize any labor union, labor organization, or similar Person;
(viii)	enter into any material transaction other than in the Ordinary Course of Business;
(ix)

acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(x)

make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than in connection with any extension of time to file any Tax Return), or adopt or change any accounting method in respect of Taxes;

(xi)	enter into, materially amend or terminate any Parent Material Contract;

(xii)	make any capital expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, in amounts that exceed $100,000;
(xiii)	other than as required by Law or GAAP, take any action to change accounting policies or procedures; or
(xiv)	agree, resolve or commit to do any of the foregoing.
(c)

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.02Operation of the Company’s Business.

(a)

Except as set forth on Section 5.02(a) of the Company Disclosure Schedules, as expressly permitted by this Agreement (including in connection with the Sale of the Business), as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, each of the Company and sole Subsidiary shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts.

(b)

Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.02(b) of the Company Disclosure Schedules, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit its sole Subsidiary to, do any of the following:

(i)	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock;
(ii)

except as required to give effect to anything in contemplation of the Closing, amend any of its Company Charter Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Transactions;

(iii)	other than as required by Law or GAAP, take any action to change accounting policies or procedures; or
(iv)	agree, resolve or commit to do any of the foregoing.
(c)

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.03Sale of Business.

(a)	Prior to the Effective Time, Parent shall undertake such actions as reasonably required to divest,

subject to the provisions of Section 5.03(b), Parent of its business operations as of the Effective Date (the “Sale of the Business”). The Parties acknowledge and agree that the Sale of the Business may be completed via the transfer of Parent’s assets, operations and liabilities related thereto being transferred to a newly formed subsidiary of Parent, with such subsidiary being sold thereafter, or as a sale of the assets of Parent. Parent shall provide to the Company all information related to the form and terms of the Sale of the Business and, in the event that the form and terms thereof are not acceptable to the Company in its sole discretion, the Company may terminate this Agreement.

(b)

In the event that the Sale of the Business is not completed as of the Effective Time, then, on the Closing Date, Parent shall issue to each of the Legacy Shareholders a contingent value rights agreement, substantially in the form as attached hereto as Exhibit A (the “CVR”). The CVRs will not be registered or listed for trading on any exchange, will not be transferable, except in limited circumstances, and will not have any voting rights.

(c)	In the event that the Sale of the Business is completed at or prior to the Effective Time, then the provisions of this Section 5.03(c) shall apply, and the following actions shall be completed:
(i)	As promptly as practicable following the completion of the Sale of the Business (the “Sale Closing”), Parent shall determine the after-Tax net proceeds of the Sale of the Business as follows:
(1)

Parent shall determine the aggregate consideration actually received by Parent in the Sale of the Business (the “Aggregate Consideration”), including, but not limited to the value of consideration whether in cash, stock or in-kind, received by Parent from the buyer in the Sale of the Business transaction (the “Buyer”).

(2)

Parent shall determine the aggregate Liabilities (to the extent such Liabilities are trade payables, the amount of such trade payables shall be reduced by the amount of the inventory purchased with and accounts receivable generated from such trade payables) retained by Parent in connection with or following the Sale of the Business (the “Retained Liabilities”). Such Retained Liabilities shall, if reasonably capable of being determined as to a dollar amount, be so determined, and if a dollar amount cannot reasonably be determined at the applicable time, Parent shall in its sole determination be entitled to (i) use the present value of such Retained Liability or (ii) obtain and pay for an insurance policy providing coverage to Parent for such indeterminable Liabilities, in form and substance as determined by Parent, and the cost thereof shall thereafter be included in the definition and determination of “Retained Liabilities”.

(3)

Parent shall determine the amount of Taxes to be paid by Parent as a result of the Sale of the Business (the “Tax Obligations”), provided that the Tax Obligations shall be limited to the net Taxes on the amount of gain on the Sale of the Business in excess of Parent’s net operating loss carryforward as of March 31, 2022 usable against the gain on the Sale of the Business in accordance with Tax Laws.

(4)

Parent shall obtain and pay for the full premiums for a comprehensive general liability insurance policy, including, without limitation, coverage for general liability, reasonable product liability, and professional errors and omissions, in form and substance as determined by Parent and the Company, covering and insuring Parent and its Subsidiaries from and against all costs, expenses, losses, product liabilities and any other Liabilities in place or possibly arising in the future with respect to any Liabilities or obligations which are retained by Parent or any of its Subsidiaries, explicitly or implicitly or by omission, in connection with or arising from the Sale of the Business or which are otherwise excluded from acquisition of Parent’s business operations as of the Effective Date in such Sale of the Business transaction, provided, however, that to the extent such insurance coverage for products liability is not paid or otherwise provided for by the purchaser in the Sale of Business transaction, the premium cost to Parent for such insurance coverage for products liability shall be limited to $100,000 plus 50% of any premium cost in excess of $100,000 (the “Insurance Costs”).

(ii)

The after-Tax net proceeds of the Sale of the Business (the “Net Proceeds”) shall be equal to (i) the Aggregate Consideration, minus (ii) any Retained Liabilities, minus (iii) the Tax Obligations, minus (iv) the Insurance Costs.

(iii)	The calculation and determination of the Net Proceeds and the individual components thereof shall be subject to the reasonable agreement, in writing, of the Parent and the Company.
(iv)

Following the determination and agreement on the Net Proceeds, the Net Proceeds shall thereafter be distributed to the Legacy Shareholders as of the record date for such distribution which will be a date prior to the Closing Date.

(d)

In the event that the Sale of Business is completed following the Effective Time, the provisions of Section 5.03(c) shall not apply, and the Net Proceeds (if applicable pursuant to Section 5.03(b)) shall be determined and disbursed pursuant to the provisions of the CVRs.

Section 5.04Conversion to a Delaware Corporation. The Parties acknowledge and agree that it is their intent that, following the Effective Time, Parent shall be converted from a Maryland corporation to a Delaware corporation, pursuant to the applicable provisions of the MGCL and the DGCL (the “Delaware Conversion”), that the Delaware Conversion is subject to the approval of the shareholders of Parent, and that the Delaware Conversion shall be submitted to the shareholders of Parent for their consideration and approval at the meeting of the Parent’s shareholders’ as set forth in Section 5.13. The Certificate of Incorporation of Parent at the time of the Delaware Conversion shall be in the form as attached hereto as Exhibit C and the Bylaws of Parent at the time of the Delaware Conversion shall be in the form as attached hereto as Exhibit D.

Section 5.05Company Superior Offer. The Company agrees that, during the Pre-Closing Period, if the Company receives any Acquisition Proposal with respect to the Company (a “Company Acquisition Proposal”) which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Company Superior Offer, the Company shall promptly (and in no event later than one Business Day after the Company becomes aware of such Company Acquisition Proposal) advise Parent orally and in writing of such Company Acquisition Proposal (including the identity of the Person making or submitting such Company Acquisition Proposal, and the material terms thereof). The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Company Acquisition Proposal and any material modification or proposed material modification thereto.

Section 5.06Parent Superior Offer. Parent agrees that, during the Pre-Closing Period, if Parent receives any Acquisition Proposal with respect to the Parent (a “Parent Acquisition Proposal”), which the Parent Board determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Parent Superior Offer, Parent shall promptly (and in no event later than one Business Day after Parent becomes aware of such Parent Acquisition Proposal) advise the Company orally and in writing of such Parent Acquisition Proposal (including the identity of the Person making or submitting such Parent Acquisition Proposal, and the material terms thereof). Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Parent Acquisition Proposal and any material modification or proposed material modification thereto.

Section 5.07Notification of Certain Matters.

(a)

During the Pre-Closing Period, the Company shall promptly notify Parent (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions; (b) any Legal Proceeding against or involving or otherwise affecting the Company or its sole Subsidiary is commenced, or, to the Knowledge of the Company, threatened against the Company or its sole Subsidiary or, to the Knowledge of the Company, any director, officer or Knowledgeable Employee of the Company or its sole Subsidiary; (c) the Company becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (d) the failure of the Company to comply with any covenant or obligation of the Company; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or materially less likely to be fulfilled. No notification given to Parent pursuant to this Section 5.07(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or its sole Subsidiary contained in this Agreement or the Company Disclosure Schedules for purposes of this Agreement.

(b)

During the Pre-Closing Period, Parent shall promptly notify the Company (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions; (b) any Legal Proceeding against or involving or otherwise affecting Parent or any Parent Subsidiary is commenced, or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or, to the Knowledge of Parent, any director or officer of Parent or any Parent Subsidiary; (c) Parent becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement; or (d) the failure of Parent to comply with any covenant or obligation of Parent; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or materially less likely to be fulfilled. No notification given to Company pursuant to this Section 5.07(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or any Parent Subsidiary contained in this Agreement or the Parent Disclosure Schedules for purposes of this Agreement.

(c)

The Company shall promptly advise Parent orally and in writing of any change or event that has or could reasonably be expected to have a Company Material Adverse Effect, provided, however, that the delivery of any notice pursuant to this Section 5.07(c) shall not limit or otherwise affect the Company’s representations and warranties in Article III, any covenant of the Company in this Agreement or any remedies available hereunder to Parent.

(d)

Parent shall promptly advise the Company orally and in writing of (i) any change or event that has or could reasonably be expected to have a Parent Material Adverse Effect, provided, however, that the delivery of any notice pursuant to this Section 5.07(d) shall not limit or otherwise affect the Parent’s representations and warranties in Article IV, any covenant of the Parent in this Agreement or any remedies available hereunder to the Company.

Section 5.08Amendment of Articles of Incorporation. Following the Effective Date, Parent shall undertake such actions and file such documents as required to amend the Articles of Incorporation of Parent such that Parent has 300,000,000 shares of Parent Stock authorized for issuance and to effect a 1-for-3 reverse split of the Parent Common Stock, wherein each three shares of Parent Common Stock shall be combined into one share of Parent Common Stock (the “Articles Amendment”).

Section 5.09Adoption of New Parent Incentive Plan. Following the Effective Date, Parent shall undertake such actions and file such documents as required to adopt the new incentive plan as attached hereto as Exhibit B (the “New Parent Incentive Plan”).

Section 5.10S-4 Registration Statement; Proxy Statement.

(a)

As promptly as reasonably practicable following the Effective Date, (i) Parent and the Company shall prepare, and Parent shall cause to be filed with the SEC, a proxy statement in preliminary form with respect to the a meeting of the shareholders of Parent to consider and vote on this Agreement, the Merger and the other Transactions (the “Proxy Statement”), and (ii) Parent and the Company shall prepare, and Parent shall cause to be filed with the SEC, the S-4 Registration Statement to register under the Securities Act the shares of Parent Common Stock to be issued in the Merger. The Proxy Statement shall seek the Parent Shareholder Approval with respect to this Agreement, the Merger and the other Transactions, the New Parent Incentive Plan, the Articles Amendment, the Delaware Conversion the Sale of the Business and such other matters as agreed to by the Parent and the Company.

(b)

Each of Parent and the Company shall use its reasonable best efforts to (A) have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the S-4 Registration Statement complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the S-4 Registration Statement effective for so long as necessary to permit the Parent Common Stock to be issued in the Merger, unless this Agreement is terminated pursuant to Article VII. The Company shall furnish all information concerning itself, its Affiliates and the holders of its capital stock as may be reasonably requested by Parent and provide Parent assistance as may be reasonably requested by Parent in connection with the preparation, filing and distribution of the S-4 Registration Statement and Parent and the Company shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The S-4 Registration Statement shall include all information reasonably requested by each Party to be included therein. For the avoidance of doubt, no filing of, or amendment or supplement to, the S-4 Registration Statement will be made by Parent without providing the Company with a reasonable opportunity to review and comment thereon. Parent shall promptly notify the Company of any comments it receives from the SEC or any request it receives from the SEC for amendments or supplements to the S-4 Registration Statement or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the S-4 Registration Statement or the Proxy Statement received from the SEC. The Company shall use its reasonable efforts to assist Parent in responding as promptly as practicable to any comments from the SEC with respect to the S-4 Registration Statement or the Proxy Statement. Parent shall notify the Company, promptly after it receives notice thereof, of the time of effectiveness of the S-4 Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the shares of Parent Common Stock to be issued in the Merger, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Parent and the Company shall also use reasonable efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Parent Common Stock to be issued in the Merger, and each of Parent and the Company shall furnish all information as may be reasonably requested in connection with any such actions.

(c)

If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, should be discovered by Parent or the Company which, in the reasonable judgment of Parent or the Company, should be set forth in an amendment of, or a supplement to, any of the S-4 Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and the Company shall cooperate with Parent in its filing with the SEC of any necessary amendment of, or supplement to, the S-4 Registration Statement or the Proxy Statement, and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Parent and stockholders of the Company. Nothing in this Section 5.10(c) shall limit the obligations of any Party under Section 5.10(a).

Section 5.11Listing. Parent shall use its commercially reasonable efforts, to the extent required by the rules and regulations of the NYSE MKT, to prepare and submit to the NYSE MKT a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); and (b) if and to the extent required by the rules of the NYSE MKT, to file an initial listing application for the Parent Common Stock on the NYSE MKT and to cause such application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with the NYSE MKT rules and regulations. Company agrees to pay all NYSE MKT fees associated with the application referenced herein and will cooperate with Parent as reasonably requested by Parent with respect to such application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.11.

Section 5.12Company Stockholder Approval.

(a)

As promptly as practicable following the date on which the S-4 Registration Statement has been declared effective, the Company shall, in accordance with applicable Law and the Company Charter Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company, or solicit and obtain a written consent in lieu of a meeting of the stockholders of the Company, to obtain the Company Stockholder Approval.

(b)

The Company agrees that, subject to Section 5.12(c): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Transactions and shall use its reasonable best efforts to solicit the Company Stockholder Approval (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company

Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Company Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”); provided, however, that the Company’s obligation to solicit the Company Stockholder Approval shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Company Board Adverse Recommendation Change.

(c)

Notwithstanding anything to the contrary contained in Section 5.12(b), and subject to compliance with Section 5.05 and this Section 5.12, if at any time prior to the Company obtaining the Company Stockholder Approval, the Company receives a bona fide written Company Superior Offer, the Company Board may make a Company Board Adverse Recommendation Change if, but only if, following the receipt of and on account of such Company Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Company Board Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Company Notice Period (as defined below), negotiate with Parent in good faith (if Parent so desires) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Company Superior Offer, and (iii) if after Parent shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Company Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least five (5) Business Days in advance of such Company Board Adverse Recommendation Change, (the “Company Notice Period”), which notice shall include written copies of any relevant proposed transaction agreements with any party making a potential Company Superior Offer. In the event of any material amendment to any Company Superior Offer, the Company shall be required to provide Parent with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Company Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.12(c) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended.

Section 5.13Parent Shareholder Approval.

(a)

As promptly as practicable following the date on which the S-4 Registration Statement has been declared effective and the Proxy Statement has meet all conditions for mailing and use, Parent shall, in accordance with applicable Law and the Parent Charter Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of the shareholder of Parent to obtain the Parent Shareholder Approval.

(b)

Parent agrees that, subject to Section 5.13(c): (i) the Parent Board shall recommend that the Parent’s shareholders vote to adopt and approve this Agreement and the Transactions, and the matters as set forth in Section 5.10(a), and shall use its reasonable best efforts to solicit the Parent

Shareholder Approval (the recommendation of the Parent Board that the Parent’s shareholder vote to adopt and approve this Agreement being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withdrawn or modified (and the Parent Board shall not publicly propose to withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Parent Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Parent Board Adverse Recommendation Change”); provided, however, that the Parent’s obligation to solicit the Parent Shareholder Approval shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Parent Board Adverse Recommendation Change.

(c)

Notwithstanding anything to the contrary contained in Section 5.13(b), and subject to compliance with Section 5.06 and this Section 5.13, if at any time prior to the Parent obtaining the Parent Shareholder Approval, the Parent receives a bona fide written Parent Superior Offer, the Parent Board may make a Parent Board Adverse Recommendation Change if, but only if, following the receipt of and on account of such Parent Superior Offer, (i) the Parent Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Parent Board Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) the Parent has, and has caused its financial advisors and outside legal counsel to, during the Parent Notice Period (as defined below), negotiate with the Company in good faith (if the Company so desires) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Parent Superior Offer, and (iii) if after the Company shall have delivered to Parent a written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least five (5) Business Days in advance of such Parent Board Adverse Recommendation Change, (the “Parent Notice Period”), which notice shall include written copies of any relevant proposed transaction agreements with any party making a potential Parent Superior Offer. In the event of any material amendment to any Parent Superior Offer, Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Parent Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.13(c) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended.

Section 5.14Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent and its Representatives any information concerning its business, Taxes, properties or personnel as Parent may reasonably request, including internal monthly consolidated financial statements of the

Company and the Company Subsidiaries, to the extent prepared in the Ordinary Course of Business; provided, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 5.14 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder. Subject to compliance with applicable Law, from the Effective Date until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as reasonably requested by Parent with Parent or its Representatives to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company. Any investigation conducted pursuant to the access contemplated by this Section 5.14 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its sole Subsidiary.

Section 5.15Tail Policy. Prior to the Closing, the Company, at its sole election, shall either provide for the continuation of its current directors’ and officers’ liability insurance policy in effect on the Effective Date for the benefit of the current or former directors or officers of the Company and any Company Subsidiaries (the “D&O Indemnified Persons”) or purchase an extended reporting period endorsement (the “Tail Policy”) to insure the D&O Indemnified Persons following the Closing. The Company shall be responsible for the cost of the Tail Policy. The current policy or Tail Policy, as applicable, shall provide the D&O Indemnified Persons with coverage for six (6) years from and after the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Company’s policy as of the Effective Date. For the period of six (6) years from and after the Effective Time, the Surviving Corporation shall not cancel or amend the current policy or Tail Policy, as applicable.

Section 5.16Financial Statements.

(a)	The Company acknowledges that Parent may include the Company’s financial statements in a registration statement or other filing made by Parent with the SEC, as required by the SEC.
(b)

The Company shall use its commercially reasonable efforts to deliver, or cause to be delivered, on or before the date that is forty-five (45) days after the Effective Date, to Parent the Financial Statements, together with an unqualified opinion with respect thereto from Friedman LLP, an independent accounting firm registered with the Public Company Accounting Oversight Board (the “Company Auditor”). The Company Auditor must consent to their opinion referenced above being used in a registration statement or other filing made by Parent with the SEC. Within thirty (30) days following the last day of each fiscal quarter ending after December 31, 2020, the Company shall deliver, or cause to be delivered, to Parent, in form and substance satisfactory to Parent, the Company’s unaudited consolidated balance sheet as of the last day of such fiscal quarter and as of the last day of the corresponding fiscal quarter from the prior fiscal year, and the related consolidated unaudited statements of operations, cash flow and stockholders’ equity for the three (3) month periods then ended, in each case reviewed by the Company’s independent accountants in accordance with SAS-100 (the “Interim Financials”). The Company, prior to the Effective Time shall reasonably cooperate with Parent in causing the Company’s auditors to deliver, and shall use commercially reasonable efforts to take such other actions as are necessary to enable the Company’s auditors to deliver, any opinions, consents, comfort letters, or other materials necessary for Parent to file the Financial Statements and any Interim Financials in a registration statement or other filing made by Parent with the SEC or to comply with the reasonable request of an underwriter in connection with a public offering of Parent’s securities. Parent shall be entitled to include the information contained in the Financial Statements and any

Interim Financials in a registration statement or other filing made by Parent with the SEC if such registration statement or other filing is required in connection with Parent satisfying its reporting obligations under the Securities Act or the Exchange Act or any rule or regulation applicable to Parent or Parent’s securities.

(c)

The Financial Statements and any Interim Financials, when delivered, will (i) have been derived from the books and records of the Company, (ii) be true and correct in all material respects, (iii) present fairly the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries at the dates and for the periods indicated (subject to normal year-end adjustments) in accordance with past practices and Regulation S-X promulgated under the Exchange Act, except as indicated in the footnotes thereto and (iv) meet the standards, requirements, conditions and thresholds as otherwise reasonably determined by Parent.

Section 5.17Updated Company Stockholder Schedule.  At least two (2) Business Days prior to the Closing, the Company shall deliver to Parent an updated Company Stockholder Schedule.

Section 5.18Registration Statement. As promptly as reasonably practicable following the Effective Date, Parent shall prepare and cause to be filed with the SEC a registration statement on Form S-1 or Form S-3 (as applicable) to register under the Securities Act such number of  shares of Parent Common Stock (the “Registration Statement”) as the Company shall request. Parent shall use its reasonable best efforts to (A) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and (B) ensure that the Registration Statement complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, unless this Agreement is terminated pursuant to Article VII. For the avoidance of doubt, no filing of, or amendment or supplement to, the Registration Statement will be made by Parent without providing the Company with a reasonable opportunity to review and comment thereon. Parent shall promptly notify the Company of any comments it receives from the SEC or any request it receives from the SEC for amendments or supplements to the Registration Statement, and shall, as promptly as practicable after receipt thereof, provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement received from the SEC. Parent shall notify the Company, promptly after it receives notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the shares of Parent Common Stock to be registered in the Registration Statement and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

Section 5.19Commercially Reasonable Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable (and in any event prior to the Outside Date), the Transactions, including using commercial reasonable efforts to: (a) cause the conditions set forth in Article VI to be satisfied (but not waived); (b) obtain all Approvals from Governmental Authorities and third parties that are necessary to consummate the Merger; (c) obtain all necessary or appropriate consents, waivers and approvals, or give all necessary or appropriate notices, under any Material Contracts in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits under such Material Contracts following the consummation of the Transactions; and (d) execute and deliver any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary herein (except as set forth in Section 9.02), the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

Section 5.20Regulatory Filings.

(a)

Each of Parent and Merger Sub shall, and shall cause their respective Affiliates to, if applicable, on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions, including any Legal Proceedings initiated by a private party. If any Party or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions or with respect to any filings that have been made, then such party shall use its best reasonable commercial efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each Party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 6.01(a). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential information.

(b)

From and after the Effective Date and until the Closing, each of the Company and Parent shall not operate their respective businesses in such manner or take any action that would reasonably be expected to increase in any material respect the risk of not obtaining any such Approval from a Governmental Authority or that would violate any Law.

(c)

Notwithstanding the foregoing or anything herein to the contrary, no Party shall be required to dispose of any material amount of assets, or curtail any material portion of its operations, or pay any fees to any Governmental Authority in excess of $100,000, in order to obtain any approval or consent from any Governmental Authority in order to consummate the Transactions.

Section 5.21Anti-Takeover Statute. In the event that any anti-takeover, anti-trust or similar Law is or becomes applicable to this Agreement or any of the Transactions, the Company, Parent and Merger Sub shall, subject to Section 5.20(c), use their respective reasonable commercial efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the Transactions.

Section 5.22Public Statements and Disclosure. None of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such disclosing Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law or, in the case of Parent, the market rules, internal rules, guidelines or other mandatory requirements of the securities exchange or market on which any Parent capital stock is then listed or available for trading and (b) to the extent practicable before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure. Notwithstanding the foregoing, without prior consent of the other Parties, each of Parent and the Company may disseminate material substantially similar to material included in a press release or other document previously approved for public distribution by the other Party. Each Party agrees to promptly make available to the other Parties copies of any written public communications made without prior consultation with the other Parties.

Section 5.23Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the Effective Date, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate and; (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 5.23 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

Section 5.24Termination of Certain Agreements and Rights. Parent shall cause any Investor Agreements to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

Section 5.25Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. At least thirty (30) days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Company Common Stock owned by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

Article VI.CONDITIONS TO THE CLOSING OF THE MERGER

Section 6.01General Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger and the Transactions shall be subject to the satisfaction or waiver (except with respect to the condition set forth in Section 6.01(a), which cannot be waived) by mutual written agreement of Parent and the Company, prior to the Effective Time, of each of the following conditions:

(a)	Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b)

Parent Shareholder Approval. Each of the Articles Amendment, the Delaware Conversion, the Sale of the Business and the New Parent Incentive Plan shall have been approved at the meeting of the Parent’s shareholders’ as set forth in Section 5.13, and the Articles Amendment shall have been validly filed and completed as of the Closing Date.

(c)	S-4 Registration Statement. The S-4 Registration Statement shall have been filed and shall remain effective as of the Closing Date.
(d)	NYSE Approval. The NYSE shall have approved the shares of the Company Stock for listing following the Closing.
(e)

No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, granted or promulgated any Law or Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

(f)	No Legal Proceedings. No Legal Proceeding initiated by any Person seeking an Order to enjoin or prohibit the consummation of the Merger or the Transactions shall be pending or threatened.
(g)

Company Appraisal Rights. The holders of no more than 5% of the outstanding shares of Company Common Stock shall have exercised or shall continue to have a claim to demand or exercise appraisal, dissenters’ or similar rights under applicable Law with respect to such equity securities of the Company by virtue of the Merger.

Section 6.02Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the Transactions shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)	Representations and Warranties.
(i)

The Company Fundamental Representations shall be true and correct in all respects, other than changes in such representations and warranties resulting from the vesting, exercise or forfeiture of Company Options and Company Restricted Stock or other changes to the Company Common Stock as contemplated herein from the Effective Date to the Effective Time according to their terms.

(ii)

Other than the Company Fundamental Representations, each of the representations and warranties of the Company in this Agreement that is qualified or limited by a materiality or Company Material Adverse Effect shall be true and correct in all respects on and as of the Effective Date and as of the Effective Time as though made on and as of the Effective Time, and each of the representations and warranties of the Company in this Agreement that is not qualified or limited by a materiality or Company Material Adverse Effect shall be true and correct in all material respects on and as of the Effective Date and as of the Effective Time as though made on and as of the Effective Time, in each case except to the extent such representation and warranty is expressly made as of a specified date, in which case such representations shall be true and correct in all respects, or in all material respects, as applicable, as of such date.

(b)

Performance of Obligations of the Company. The Company shall have performed and complied with. in all material respects. each of the obligations and covenants that are to be performed by it under this Agreement at or prior to the Effective Time.

(c)

Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer (i) certifying as to the incumbency of each of the Company’s officers authorized to sign, on behalf of the Company, this Agreement and the Ancillary Agreements executed or to be executed and delivered by the Company pursuant to this Agreement; (ii) certifying as to the terms and effectiveness of the Company Charter Documents and the articles of incorporation or certificate of incorporation and bylaws of the Company Subsidiaries and attaching such documents thereto; (iii) certifying as to the valid adoption of resolutions of the Company Board whereby the Merger and the Transactions were approved by the Company Board and attaching a copy of such resolutions; (iv) certifying that the Company Stockholders constituting the Company Stockholder Approval have approved this Agreement and the consummation of the Transactions and attaching a copy of such approvals; (v) attaching a certificate of good standing of the Company from the Secretary of State of the State of Delaware and a certificate of good standing of each Company Subsidiary from the Secretary of State of its incorporation or organization, each dated within five (5) Business Days of the Closing Date; and (vi) certifying that the conditions set forth in Section 6.02(a), Section 6.02(b), Section 6.02(d), Section 6.02(e) and Section 6.01(g) have been satisfied.

(d)

Governmental and Other Approvals. The approvals, consents, waivers and notices required to be obtained or sent by the Company to or from any Person to consummate the Merger and the Transactions or as set forth on the Company Disclosure Schedules shall have been obtained, given or sent, as applicable, by the Company.

(e)	Company Material Adverse Effect. Since Effective Date there shall not have been any Company Material Adverse Effect.
(f)	No Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Authority or any Person is or is threatened to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the consummation of the Merger, (ii) relating to the Merger and seeking to obtain from any Party or any of their respective Subsidiaries, any damages or other relief in excess of $500,000, or (iii) that would materially and adversely affect the right of Parent, the Company or the Surviving Corporation or any subsidiary of Parent to (x) own the assets and operate the business of the Parent, the Surviving Corporation and their respective subsidiaries, taken as a whole or (y) prohibit or limit the exercise by Parent of any material right pertaining to ownership of the share capital of the Surviving Corporation.

(g)

Delivery of Financial Statements. The Company shall have provided to Parent audited financial statements for the Company and, as required, for the Company Subsidiaries and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods.

Section 6.03Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger and the Transactions shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)	Representations and Warranties.
(i)	The Parent Fundamental Representations shall be true and correct in all respects.
(ii)

Other than the Parent Fundamental Representations, each of the representations and warranties of Parent in this Agreement that is qualified or limited by a materiality or Parent Material Adverse Effect shall be true and correct in all respects on and as of the Effective Date and as of the Effective Time as though made on and as of the Effective Time, and each of the representations and warranties of the Parent in this Agreement that is not qualified or limited by a materiality or Parent Material Adverse Effect shall be true and correct in all material respects on and as of the Effective Date and as of the Effective Time as though made on and as of the Effective Time, in each case except to the extent such representation and warranty is expressly made as of a specified date, in which case such representations shall be true and correct in all respects, or in all material respects, as applicable, as of such date.

(b)

Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by Parent and Merger Sub under this Agreement at or prior to the Effective Time.

(c)

Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date and executed on behalf of Parent and Merger Sub and each of their Chief Executive Officers (i) certifying as to the incumbency of each of Parent’s and Merger Sub’s officers authorized to sign, on behalf of Parent and Merger Sub, this Agreement and the Ancillary Agreements executed or to be executed and delivered by Parent or Merger Sub pursuant to this Agreement; (ii) certifying as to the terms and effectiveness of the Parent Charter Documents and the articles of incorporation or certificate of incorporation and bylaws of the Parent Subsidiaries and attaching such documents thereto; (iii) certifying as to the valid adoption of resolutions of each of the Parent Board and the Board of Directors of Merger Sub whereby the Merger and the Transactions were approved by the Parent Board and the Board of Directors of Merger Sub and attaching a copy of such resolutions; (iv) certifying that the Parent Shareholder Approval has been obtained, and that Parent as the sole stockholder of Merger Sub has approved this Agreement and the consummation of the Transactions and attaching a copy of such approvals; (v) attaching a certificate of good standing of Parent from the Secretary of State of the State of Maryland, a certificate of good standing of Merger Sub from the Secretary of State of the State of Delaware and a certificate of good standing of each other Parent Subsidiary from the Secretary of State of its incorporation or organization, each dated within five (5) Business Days of the Closing Date; and (vi) certifying that the conditions set forth in Section 6.03(a), Section 6.03(b), Section 6.03(d) and Section 6.03(e) have been satisfied.

(d)

Governmental and Other Approvals. The approvals, consents, waivers and notices required to be obtained or sent by the Parent or Merger Sub to or from any Person to consummate the Merger and the Transactions shall have been obtained, given or sent, as applicable, by the Parent or Merger Sub.

(e)	Parent Material Adverse Effect. Since Effective Date there shall not have been any Parent Material Adverse Effect.
(f)

No Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Authority or any Person is or is threatened to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the consummation of the Merger, (ii) relating to the Merger and seeking to obtain from any Party or any of their respective Subsidiaries, any damages or other relief in excess of $500,000, or (iii) that would materially and adversely affect the right of Parent, the Company or the Surviving Corporation or any subsidiary of Parent to (x) own the assets and operate the business of the Parent, the Surviving Corporation and their respective subsidiaries, taken as a whole or (y) prohibit or limit the exercise by Parent of any material right pertaining to ownership of the share capital of the Surviving Corporation.

(g)	Registration Statement. The Registration Statement shall have been filed and shall remain effective as of the Closing Date.

Article VII.TERMINATION, AMENDMENT AND WAIVER

Section 7.01Termination. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)

at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Stockholder Approval and the Parent Shareholder Approval), by mutual written agreement of Parent and the Company; or

(b)

by either the Company or Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Stockholder Approval and the Parent Shareholder Approval), in the event that the Effective Time shall not have occurred on or before 270 days following the Effective Date (such date referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any Party whose breach of the terms and conditions of this Agreement have been a principal cause of, or primarily resulted in, the failure of the Effective Time to occur on or before such date; or

(c)	by Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Stockholder Approval and the Parent Shareholder Approval), in the event the Company shall have breached any or defaulted under any of its representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 6.02 would not be satisfied, and such breach or default shall not have been cured within five (5) Business Days after the Company has received written notice of such breach from Parent (a “Company Default”); or

(d)

by the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Company Stockholder Approval and the Parent Shareholder Approval), in the event Parent or Merger Sub shall have breached any or defaulted under any of their respective representations, warranties, covenants or agreements under this Agreement such that the conditions set forth in Section 6.03 would not be satisfied, and such breach or default shall not have been cured within five (5) Business Days after Parent has received written notice of such breach from the Company (a “Parent Default”); or

(e)	by Parent, at any time prior to the Effective Time, if there shall have occurred a Company Material Adverse Effect after the Effective Date; or
(f)	by the Company, at any time prior to the Effective Time, if there shall have occurred a Parent Material Adverse Effect after the Effective Date; or
(g)	by the Company in the event that the Company Stockholder Approval is not obtained; or
(h)	by Parent in the event that the Parent Shareholder Approval is not obtained;
(i)

by the Company, at any time, if (i) the Company has received a Company Superior Offer, (ii) the Company has complied with its obligations under this Agreement in order to accept such Company Superior Offer, (iii) the Company concurrently terminates this Agreement and enters into a definitive agreement that contemplates or otherwise relates to a Company Acquisition Transaction that constitutes a Company Superior Offer with respect to such Company Superior Offer and (iv) within two (2) Business Days of such termination, the Company pays to Parent the Company Termination Fee (as defined below);

(j)

by Parent, at any time, if (i) Parent has received a Parent Superior Offer, (ii) Parent has complied with its obligations under this Agreement in order to accept such Parent Superior Offer, (iii) Parent concurrently terminates this Agreement and enters into a definitive agreement that contemplates or otherwise relates to a Parent Acquisition Transaction that constitutes a Parent Superior Offer with respect to such Parent Superior Offer and (iv) within two (2) Business Days of such termination, Parent pays to Company the Parent Termination Fee (as defined below); or

(k)

by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions; or

(l)	by the Company, pursuant to the provisions of Section 5.03(a).

Section 7.02Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties, as applicable, setting forth the particular subsection of Section 7.01 pursuant to which this Agreement is being terminated. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall thereafter be of no further force or effect without liability of any Party or Parties, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such Party or Parties) to any other Party or Parties hereto, as applicable, except (a) for the terms of Section 5.22, this Section 7.02, Section 7.03, and Article IX, each of which shall survive the termination of this Agreement, and (b) nothing in this Agreement shall relieve any Party from liability for any breach of this Agreement prior to any such termination.

Section 7.03Expenses; Termination Fees.

(a)

Except as set forth in this Section 7.03 or otherwise specifically set forth herein, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that (i) Company shall pay all fees and expenses incurred in relation to the printing and filing with the SEC of the Proxy Statement, the Registration Statement and the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto, and (ii) the Company shall pay the reasonable costs of a proxy solicitor with respect to the solicitation of the Parent Shareholder Approval.

(b)

If this Agreement is terminated by the Company pursuant to Section 7.01(i), then the Company shall pay to Parent an amount equal to Parent’s and Merger’s Sub’s actual out-of-pocket costs with respect to the Transactions up to such termination date, subject to a cap of $100,000, plus a sum equal to 4% of the Market Capitalization (calculated without application of the provisions of Section 2.08(b)(ii)) as of the Effective Date (collectively, the “Company Termination Fee”) within ten (10) Business Days of such termination. The Company Termination Fee shall be paid by wire transfer of same day funds. If the Company fails to pay when due any amount payable by it under this Section 7.03(b), then the Company shall reimburse Parent for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by Parent in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.03(b).

(c)

If this Agreement is terminated by Parent pursuant to Section 7.01(j), then Parent shall pay to the Company an amount equal to the Company’s actual out-of-pocket costs with respect to the Transactions up to such termination date, subject to a cap of $100,000, plus a sum equal to 4% of the Market Capitalization (calculated without application of the provisions of Section 2.08(b)(ii)) as of the Effective Date (collectively, the “Parent Termination Fee”) within ten (10) Business Days of such termination. The Parent Termination Fee shall be paid by wire transfer of same day funds. If Parent fails to pay when due any amount payable by it under this Section 7.03(c), then Parent shall reimburse the Company for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by the Company in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 7.03(c).

(d)

The Parties agree that, subject to Section 7.02, payment of the Company Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Parent following the termination of this Agreement pursuant to Section 7.01(i), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and following payment of the Company Termination Fee (x) the Company shall have no further liability to Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Transactions to be consummated, (y) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Transactions to be consummated and (z) Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated.

(e)

The Parties agree that, subject to Section 7.02, payment of the Parent Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement pursuant to Section 7.01(j), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion and following payment of the Parent Termination Fee (x) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent giving rise to such termination, or the failure of the Transactions to be consummated, (y) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Transactions to be consummated and (z) the Company and its Affiliates shall be precluded from any other remedy against Parent and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated.

(f)

Each of the Parties acknowledges that (i) the agreements contained in this Section 7.03 are an integral part of the Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 7.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable Party in the circumstances in which such amount is payable.

Section 7.04Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if the Company has the right to terminate this Agreement pursuant to the provisions of Section 7.01(d), the Company may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.18; and (ii) if the Parent has the right to terminate this Agreement pursuant to the provisions of Section 7.01(c), Parent may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.18.

Article VIII.TAX MATTERS

Section 8.01Filing of Tax Returns; Payment of Taxes.

(a)

From and after the Closing Date, the Surviving Corporation shall cause to be timely prepared and filed with the appropriate Governmental Authority all Tax Returns of the Company and the Company Subsidiaries for all Pre-Closing Tax Periods that are required to be filed after the Closing Date, including for those jurisdictions and Governmental Authorities that permit or require a short period Tax Return for the period ending on the Closing Date.

(b)

None of Parent or any of its Affiliates may (or after the Closing, may cause or permit the Company or the Company Subsidiaries to) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company or the Company Subsidiaries that relates to any Pre-Closing Tax Period except as otherwise required by applicable Law.

Section 8.02Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(a)

The Surviving Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for all Post-Closing Periods that are required to be filed after the Closing Date.

(b)

The Surviving Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for Tax periods that begin on or before the Closing Date and end after the Closing Date (each a “Straddle Period”).

Section 8.03Cooperation on Tax Matters. Parent and the Company shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns required to be filed pursuant to this Article VIII. Such cooperation will include the retention and (upon any other Party’s request) the provision of records and information that are reasonably required in connection with the preparation and filing of any such Tax Return. Parent will retain all books and records with respect to Tax matters pertinent to the Company and the Company Subsidiaries relating to any Tax Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective Tax Periods, and to abide by all Tax record retention agreements entered into with any Governmental Authority.

Section 8.04Audits and Contests with Respect to Taxes.

(a)

Parent and the Company will notify the other in writing within fifteen (15) Business Days after receipt by Parent or the Company of written or oral notice of any pending or threatened audit or assessment with respect to Taxes of the Company or the Company Subsidiaries relating to any Pre-Closing Tax Period or Straddle Period.

(b)

Parent shall control all audits and assessments with respect to Taxes occurring or received after the Closing Date, but to the extent that any such matter relates to a Pre-Closing Tax Period or the Pre-Closing portion of any Straddle Period that would increase the obligation of the Company Stockholders for Taxes, Parent agrees (i) to keep the Company reasonably informed of developments with respect to such audit or assessment, (ii) to negotiate with the relevant Governmental Authority for a resolution of such audit or assessment in good faith and in a manner that does not unfairly compromise Pre-Closing Taxes as compared to Post-Closing Taxes and (iii) to obtain the consent of the Company prior to the settlement of the portion of the audit or assessment relating to the Pre-Closing Tax Period, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.05Transfer Taxes. Notwithstanding Section 8.01, all federal, state, local, foreign and other transfers, sales, use or similar Taxes applicable to, imposed upon or arising out of the Transactions, solely to the extent imposed on or payable by the Company, Parent or Merger Sub shall be borne by the Company.

Article IX.GENERAL PROVISIONS

Section 9.01Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

Section 9.02Fees and Expenses. Other than as specifically set forth herein, each Party shall bear its own fees and Expenses incurred in connection with this Agreement and the Transactions contemplated hereby, whether or not the Merger is consummated.

Section 9.03Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each Party; provided, however, that in the event that the Company has received the Company Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of the Company Stockholders under applicable Law without obtaining the Company Stockholder Approval of such amendment.

Section 9.04Disclosure Schedules. The Parties agree that each of the Company Disclosure Schedules and the Parent Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedules or the Parent Disclosure Schedules shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

Section 9.05Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party hereto contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.06Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) two (2) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, or (iii) immediately upon delivery by email, by hand delivery or by facsimile (with a written or electronic confirmation of receipt), in each case to the intended recipient as set forth below:

if to the Company:

Infinite Reality, Inc.

Attention: General Counsel

75 North Water Street

Norwalk, CT 06854

Email:ericc@displaysocial.com

with a copy (which shall not constitute notice) in either case to:

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: lanthony@anthonypllc.com

if to Parent or Merger Sub:

Universal Security Instruments, Inc.

Attn: Harvey B. Grossblatt

11407 Cronhill Drive, Suite A

Owings Mills, MD 21117

Email: harvey@universalsecurity.com

with a copy (which shall not constitute notice) to:

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.

Attn: Hillel Tendler

One South Street, 27th Floor

Baltimore, Maryland 21202

Email: ht@nqgrg.com

Section 9.07Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all of the other Parties. Subject to the preceding sentence, this Agreement shall (i) be binding upon the Parties and their respective successors and permitted assigns and (ii) shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.08Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Schedules, the Parent Disclosure Schedules, and the Exhibits hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 9.09Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.10Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 9.11Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 9.12Dispute Resolution.

(a)	If there is any dispute or controversy relating to this Agreement or any of the Transactions (each, a “Dispute”), such Dispute shall be resolved in accordance with this Section 9.12.
(b)

The Party claiming a Dispute shall deliver to each of the other Parties a written notice (a “Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. In any such arbitration pursuant to this Section 9.12, Parent shall have the power to act for and to bind Merger Sub. If the Company and the Parent are not able to resolve the dispute within five (5) Business Days of a Party’s receipt of an applicable Notice of Dispute, then such Dispute shall be submitted to binding arbitration in accordance with this Section 9.12.

(c)

Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The Company and the Parent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and the three arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to the Parent and the Company, such arbitrators’ determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 9.12, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion.

(d)	The arbitration shall be conducted in New York, New York.

Section 9.13Third Party Beneficiaries. Other than as specifically set forth herein, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

Section 9.14Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.15Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 9.16Governing Law. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

Section 9.17Consent to Jurisdiction and Venue; Waiver of Jury Trial.

(a)

Each of the Parties hereby irrevocably submits to the personal jurisdiction of United States Federal Courts and the courts of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in or contemplated by this Agreement, and in respect of the Transactions, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that any Chosen Court is an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Court, and each of the Parties hereto irrevocably agrees that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the Transactions, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. Each of the Parties hereby consents to and grants any such Chosen Court jurisdiction over the person of such Party and, to the extent permitted by Law, over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner as may be permitted by Law shall be valid, effective and sufficient service thereof.

(b)

Each of the Parties acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or the Transactions. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of such action, suit or proceeding, seek to enforce the foregoing waiver, (ii) each of the Parties understands and has considered the implications of this waiver, and (iii) each Party makes this waiver voluntarily.

Section 9.18Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that (i) provided that Parent does not terminate this Agreement pursuant to the provisions herein, Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which Parent is entitled at law or in equity; and (ii) provided that the Company does not terminate this Agreement pursuant to the provisions herein, the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which the Company is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other document or agreement related hereto.

Section 9.19Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery (including, without limitation, in .pdf or other scan format) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the Effective Date.

Universal Security Instruments, Inc.

By:	/s/ Harvey B. Grossblatt
Name:	Harvey B. Grossblatt
Title:	Chief Executive Officer

D-U Merger Sub, Inc.

By:	/s/ Harvey B. Grossblatt
Name:	Harvey B. Grossblatt
Title:	Chief Executive Officer

Infinite Reality, Inc.

By:	/s/ John Acunto
Name:	John Acunto
Title:	Founder and Chief Executive Officer

Exhibit A

Form of Contingent Value Right

Contingent Value Rights Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

Dated as of [_______], 2022

This Contingent Value Rights Agreement (this “Agreement”), dated as of the date first set forth above (the “Effective Date”) is entered into by and among Universal Security Instruments, Inc., a Maryland corporation (“Parent”), (ii) [______________] (the “Rights Agent”) and (iii) [________________] (the “Shareholders’ Agent”). Parent, the Rights Agent and the Shareholders’ Agent may be referred to herein individually as a “Party” and collectively as the “Parties”.

 WHEREAS, Parent, Infinite Reality, Inc., a Delaware corporation (the “Company”) and U-T Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) entered into an Agreement and Plan of Merger dated as of February 17, 2022 (the “Merger Agreement”), pursuant to which at the Effective Time (as defined in the Merger Agreement), Merger Sub was merged with and into the Company, with the Company continuing as the Surviving Corporation (as defined in the Merger Agreement);

WHEREAS, upon consummation of the Merger, the Company became a wholly owned subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, Parent agreed that, in the event that the Sale of the Business (as defined in the Merger Agreement”) was not completed prior to the Effective Time, Parent would issue to the shareholders of Parent contingent value rights as set forth herein; and

WHEREAS, the Effective Time has occurred and the Sale of the Business has not been completed;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I.DEFINITIONS AND INTERPRETATION

Section 1.01Definitions.

(a)	Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
(b)	The following additional terms shall have the meanings ascribed to them as follows:
(i)	“Accounts Receivable” means all trade and other receivables of Parent determined as of immediately prior to the Effective Time and determined on a gross basis in accordance with GAAP consistently applied.
(ii)	“Act,” when used with respect to any Holder, has the meaning specified in Section 7.01.
(iii)	“Agents’ Costs” has the meaning set forth in Section 2.04(a)(iv).

(iv)	“Aggregate Consideration” has the meaning set forth in Section 2.04(a)(i).
(v)	“Agreement Notice of Dispute” has the meaning set forth in Section 7.08(b).
(vi)	“Board of Directors” means the board of directors of Parent.
(vii)	“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.
(viii)	“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Delaware are authorized or obligated by law or executive order to remain closed.
(ix)	“Business” shall mean the Parent’s operations as comprised immediately prior to the Effective Time.
(x)	“Buyer” has the meaning set forth in Section 2.04(a)(i).
(xi)	“Cash and Securities” means: (i) cash, excluding restricted cash; (ii) money in bank accounts plus uncleared deposits less outstanding cheques; (iii) guaranteed income certificates, certificates of deposit, banker’s acceptances, and similar instruments issued by a Unites States financial institution; and (iv) marketable securities of Parent, determined as of immediately prior to the Effective Time, and determined in accordance with GAAP consistently applied.
(xii)	“Closing Report” has the meaning set forth in Section 2.04(f).
(xiii)	“Company” has the meaning set forth in the recitals hereto.
(xiv)	“CVR Payment Amount” has the meaning set forth in Section 2.04(c).
(xv)	“CVR Payment Date” means any date that any CVR Payment Amount is paid by Parent to the Holders, which shall be established pursuant to Section 2.05(a).
(xvi)	“CVR Record Date” has the meaning set forth in Section 2.05(b).
(xvii)	“CVR Register” and “CVR Registrar” have the respective meanings specified in Section 2.03(b).
(xviii)	“CVRs” means the contingent value rights as created and set forth herein.
(xix)	“Dispute Notice” has the meaning set forth in Section 2.04(j).
(xx)	“Dividend Amount” has the meaning set forth in Section 2.04(g).
(xxi)	“Fair Market Value” means the price, expressed in dollars, that a property would bring in an open and unrestricted market between a willing buyer and a willing seller who are both knowledgeable, informed, and prudent, and who are acting independently of each other.

(xxii)	“Final Determination” has the meaning set forth in Section 2.04(e).
(xxiii)	“Holder” means a shareholder of Parent in whose name a CVR is registered in the CVR Register or a permitted transferee of such shareholder, as applicable.
(xxiv)	“Independent Accountant” has the meaning set forth in Section 2.04(j).
(xxv)	“Inventories” means any product relating to the Business that is held for sale by Parent and any materials, held by Parent in connection with the sale of products or services whether or not located on Parent’s premises, on consignment to a third party or in possession of sub-contractors, in transit or in storage at a value equal to Fair Market Value.
(xxvi)	“Liabilities” means trade and other payables, accrued Taxes, product liabilities and other charges and liabilities of Parent or the Company (actual or contingent) to the extent reasonably related to the Business, as determined in accordance with GAAP consistently applied.
(xxvii)	“Majority Holders” has the meaning set forth in Section 6.02(a).
(xxviii)	“Merger Agreement” has the meaning set forth in the recitals to this Agreement.
(xxix)	“Merger Sub” has the meaning set forth in the recitals hereto.
(xxx)	“Net Proceeds” has the meaning set forth in Section 2.04(b).
(xxxi)	“Parent” has the meaning set forth in the first paragraph of this Agreement.
(xxxii)	“Party” and “Parties” have the respective meanings as given in the introductory paragraph hereto.
(xxxiii)	“Retained Liabilities” has the meaning set forth in Section 2.04(a)(ii).
(xxxiv)	“Rights Agent” has the meaning set forth in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, at which time “Rights Agent” shall mean such successor Rights Agent.
(xxxv)	“Sale Closing” has the meaning set forth in Section 2.04(a).
(xxxvi)	“Shareholders’ Agent” has the meaning set forth in the first paragraph of this Agreement, until a successor Shareholders’ Agent shall have become such pursuant to the applicable provisions of this Agreement, at which time “Shareholders’ Agent” shall mean such successor Shareholders’ Agent.
(xxxvii)	“Surviving Person” has the meaning set forth in Section 3.02.
(xxxviii)	“Tax Obligations” has the meaning set forth in Section 2.04(a)(iii).

Section 1.02Interpretation. Unless otherwise indicated (i) all references herein to Articles or Sections shall be deemed to refer to Articles or Sections of this Agreement, as applicable; (ii) the words “include,” “includes” and “including,” when used herein, shall be deemed, in each case, to be followed by the words “without limitation”; (iii) the headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof, (iv) whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa; (v) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”; (vi) all references in this Agreement to dollar amounts and to “$” are intended to refer to U.S. dollars; (vii) any reference to a law or statute shall include such law or statute, as amended (including by succession of comparable successor statutes), and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto, unless the context requires otherwise; (viii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ix) unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion; (x) unless the context otherwise requires “or” is disjunctive but not necessarily exclusive; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; and (xiii) if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter

Article II.CONTINGENT VALUE RIGHTS

Section 2.01Issuance of CVRs. The CVRs are being issued upon the Closing as required by the Merger Agreement.

Section 2.02Nontransferable. The CVRs shall not be assignable or otherwise transferable by Holders, except by will, upon death or by operation of law.

Section 2.03No Certificate; Registration; Registration of Transfer; Change of Address.

(a)	The CVRs shall not be evidenced by a certificate or other instrument.
(b)

Parent shall cause to be kept at Rights Agent’s principal office a register (the register maintained in such office and in any other office designated pursuant to this Section 2.03 being herein sometimes referred to as the “CVR Register”) in which Rights Agent shall provide for the registration of CVRs. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided. Rights Agent shall provide a copy of the CVR Register to Parent or the Shareholders’ Agent upon request.

(c)

Subject to the restriction on transferability set forth in Section 2.02, every request made to Parent to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to Parent and the CVR Registrar, duly executed by the Holder thereof, Holder’s attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice by Parent, the CVR Registrar shall, subject to the CVR

Registrar’s reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All transfers of CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor, and such transferee shall thereafter be a “Holder” for all purposes hereunder. No transfer of a CVR shall be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register will be void ab initio.

(d)

A Holder may make a written request to the CVR Registrar or Parent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice by the CVR Registrar or Parent, the CVR Registrar shall promptly record the change of address in the CVR Register.

Section 2.04Calculation of CVR Payments.

(a)	As promptly as practicable following the completion of the Sale of the Business (the “Sale Closing”), Parent shall determine the after-Tax net proceeds of the Sale of the Business as follows:
(i)

Parent shall determine the aggregate consideration actually received by Parent in the Sale of the Business (the “Aggregate Consideration”), including, but not limited to the value of consideration whether in cash, stock or in-kind, received by Parent from the buyer in the Sale of the Business transaction (the “Buyer”).

(ii)

Parent shall determine the aggregate Liabilities retained by Parent in connection with or following the Sale of the Business (the “Retained Liabilities”). Such Retained Liabilities shall, if reasonably capable of being determined as to a dollar amount, be so determined, and if a dollar amount cannot reasonably be determined at the applicable time, Parent shall in its sole determination be entitled to (i) use the present value of such Retained Liability or (ii) obtain and pay for an insurance policy providing coverage to Parent for such indeterminable Liabilities, in form and substance as determined by Parent, and the cost thereof shall thereafter be included in the definition and determination of “Retained Liabilities”.

(iii)	Parent shall determine the amount of Taxes to be paid by Parent as a result of the Sale of the Business (the “Tax Obligations”).
(iv)

Parent shall determine the expenses reimbursed to or to be reimbursed, and the fees paid to or to be paid, to the Rights Agent pursuant to the provision Article V, and the expenses reimbursed to or to be reimbursed to, and the fees paid to or to be paid, to the Stockholders’ Agent pursuant to the provision Article VI (collectively, the “Agents’ Costs”).

(v)

Parent shall obtain and pay for the full premiums for a comprehensive general liability insurance policy, including, without limitation, coverage for general liability, product liability, and professional errors and omissions, in form and substance as determined by Parent, covering and insuring Parent and its Subsidiaries from and against all costs, expenses, losses, product liabilities and any other Liabilities in place or possibly arising in the future with respect to any

Liabilities or obligations which are retained by Parent or any of its Subsidiaries, explicitly or implicitly or by omission, in connection with or arising from the Sale of the Business or which are otherwise excluded from acquisition of Parent’s business operations as of the Effective Date in such Sale of the Business transaction (the “Insurance Costs”).

(b)

The after-Tax net proceeds of the Sale of the Business (the “Net Proceeds”) shall be equal to (i) the Aggregate Consideration, minus (ii) any Retained Liabilities, minus (iii) the Tax Obligations, minus (iv) the Agents’ Costs; minus (v) the Insurance Costs.

(c)

Subject to the last sentence of this Section 2.04(c), (i) In the event that the Sale Closing occurs on or before the 90th day following the Closing, the amount payable with respect to the CVRs shall be equal to 100% of the Net Proceeds, (ii) if the Sale Closing occurs on or after the 91st day following the Closing and before the one year anniversary of the date of execution of the Merger Agreement, the amount payable with respect to the CVRs shall be equal to 90% of the Net Proceeds, and provided that, for purposes of this clause (ii) of this of this Section 2.04, such Sale of the Business occurs pursuant to a definitive agreement entered into by and between Parent and the Buyer on or before the one year anniversary of the date of execution of the Merger Agreement, the amount payable with respect to the CVRs shall be equal to 90% of the Net Proceeds (any payments pursuant to clause (i) or clause (ii) of this Section 2.04(c), as applicable, the “CVR Payment Amount”) and (iii) in the event that the Sale Closing does not occur on or prior to the one year anniversary of the date of execution of the Merger Agreement, the amount payable with respect to the CVRs shall be an amount equal to the Dividend Amount (as defined below).  For the avoidance of doubt, if the provisions of clause (iii) of this Section 2.04(c) apply, the Parent shall retain 100% of proceeds from the Sale of the Business.  Notwithstanding the foregoing, in the event that the Net Proceeds are subject to adjustment as set forth in Section 2.04(e), the CVR Payment Amount, if applicable, shall be made in two payments, with the first being based on the determinable Net Proceeds as set forth herein on the date of the Sale Closing less the amount of any potential adjustment, and the second being based on the portion of the Net Proceeds as determined following the Final Determination, and the percentages and provisions as set forth herein shall apply to each such payment equally.

(d)

Any references herein to calculations, disputes, resolutions or other matters related to or bearing on the CVR Payment Amount shall apply solely if either clause (i) or clause (ii) of Section 2.04(c) are applicable.

(e)

Notwithstanding anything herein to the contrary, in the event that the Aggregate Consideration or the Retained Liabilities are subject to any adjustments following the Sale Closing, Parent shall be entitled to retain the Net Proceeds which may or may not constitute “Net Proceeds” following any such adjustments until all such adjustments have been finally determined pursuant to the documentation related to the Sale of the Business (the “Final Determination”), and any determination of the initial CVR Payment Amount shall not include any such retained Net Proceeds.  Prior to the Final Determination being made, the portion of the Net Proceeds to be distributed hereunder as a CVR Payment Amount shall be determined solely on the portion of the Net Proceeds which are not subject to being reduced as a result of any such adjustments, and, following the Final Determination being made, Parent shall distribute the remaining CVR Payment Amount as determined on any additional portion of any Net Proceeds, if any, as set forth herein in the same manner as the initial CVR Payment Amount.  All of the provisions herein relating to the determination

Net Proceeds and the determination and distribution of the CVR Payment Amount shall apply equally to the determination and distribution of any portion thereof.

(f)

As promptly as practicable after the Sale Closing, but in no event later than 45 days following the Sale Closing, Parent shall provide the Shareholders’ Agent a statement showing Parent’s calculations of the Aggregate Consideration, the Retained Liabilities, the Tax Obligations, the Agents’ Costs, the Net Proceeds and the CVR Payment Amount (the “Closing Report”), together with schedules and any supporting information with respect thereto reasonably requested by the Shareholders’ Agent. If a Dispute Notice (as defined below) is not delivered pursuant to Section 2.04(j), then in no event later than 60 days following the Sale Closing, Parent shall pay or cause to be paid the CVR Payment Amount as set forth herein.

(g)

Subject to the terms and conditions herein, the Dividend Amount shall be $8,000,000. The obligation of the Company to pay the Dividend Amount is conditioned upon Harvey Grossblatt remaining employed by Parent or any of its Affiliates, leading the operation of the Business and using his commercially reasonable efforts to cause the Sale of the Business between the Closing and the completion of the Sale of the Business.

(h)

Notwithstanding anything to the contrary contained in the Agreement, the Dividend Amount shall be reduced by (i) the amount, if any, by which the Liabilities as of the  Closing Date exceed the amount of the Liabilities as of December 31, 2021; and (ii) any amounts paid by Parent or any of its Affiliates to any employee or director of Parent or any of its Affiliates following the Closing which are in the nature of severance payments, “change in control payments” other similar payments, whether caused or occasioned by the Closing or other event.

(i)

Parent shall keep at its principal place of business full, clear and accurate books and records with respect to the Business. The books and records shall be maintained in such a manner that the Aggregate Consideration, the Retained Liabilities, the Tax Obligations, the Agents’ Costs, the Net Proceeds and the CVR Payment Amount shall be readily verifiable. All books and records with respect to the Business shall be available for inspection by the Shareholders’ Agent or any attorney or accountant engaged by the Shareholders’ Agent to act on behalf of the Holders, in all cases upon reasonable prior notice and during normal business hours. The information contained in the books and records of Parent with respect to the Business shall remain confidential. If the Shareholders’ Agent does not deliver to Parent a Dispute Notice (as defined below) as set forth in Section 2.04(j), then the Closing Report shall be deemed final and binding and neither the Shareholders’ Agent nor the Holders shall have any further right to contest the report, the computation of the Aggregate Consideration, the Retained Liabilities, the Tax Obligations, the Agents’ Costs, the Net Proceeds or the CVR Payment Amount.

(j)

In the event that the Shareholders’ Agent shall dispute the information set forth by Parent in the Closing Report or, if based on the Shareholders’ Agent’s review of the books and records of the Business in accordance with Section 2.04(i), then, within 60 calendar days following the date of the delivery by Parent of such report, the Shareholders’ Agent shall provide written notice to Parent (the “Dispute Notice”) specifying the amount disputed and the basis for the dispute, together with supporting documentation reflecting the analysis of and justification for any re-computation made. Parent and the Shareholders’ Agent shall make good faith efforts to resolve the dispute through negotiations for a period of 30 calendar days following the receipt of the written notice defining and describing the nature of the dispute. In the event that the parties are unable to finally resolve the dispute within such 30 calendar-day period, the parties to the dispute may elect by mutual agreement to extend the period of negotiation and may elect by mutual agreement to engage a mediator to assist in such negotiation. To the extent that any matter remains unresolved (as determined by notice by any party to the other parties) following negotiations, the Shareholders’ Agent and Parent shall jointly select an independent accountant of recognized national standing to resolve any remaining disagreements, which independent accountant shall not have provided services to the Shareholders’ Agent, the Company or Parent or its affiliates during the five-year period preceding the date of its selection (the “Independent Accountant”). The Shareholders’ Agent and Parent shall use their respective commercially reasonable efforts to cause such Independent Accountant to make its determination within 60 calendar days of accepting its selection. Within 10 business days after the date of determination of such Independent Accountant, Parent shall pay or cause to be paid to the Holders the CVR Payment Amount as set forth herein.

(k)

The decision of the Independent Accountant shall be a final, binding and conclusive resolution of the parties’ dispute as to the matter in question, shall be non-appealable, and shall not be subject to further review. Irrespective of the Independent Accountant’s decision, the costs and expenses of the Independent Accountant shall be split equally between the parties. In the event that the Shareholders’ Agent does not pay the full amount of one-half of the Independent Accountant’s costs and expenses, Parent shall be entitled to deduct the difference between one-half of the costs and expenses of the Independent Accountant and the amount actually paid by the Shareholders’ Agent to the Independent Accountant from the CVR Payment Amount. Notwithstanding the foregoing, in any case, the parties shall be responsible for the payment of their respective costs and expenses, including any attorneys’ and accountants’ fees (other than any accountants’ fees payable to the Independent Accountant) incurred in connection with the dispute.

(l)

The Holders will be deemed to, as part of their approval and adoption of the Merger Agreement and the transactions contemplated therein and herein, and the Shareholders’ Agent hereby, generally, irrevocably, unconditionally and completely agree that (1) the Parent and its Affiliates shall be entitled to operate the Business after the Effective Time as they determine in their sole and absolute discretion, and shall have no obligation to operate the Business in any manner that would maximize, maintain or protect the value of the CVR, and as a result of such operation of the Business, there may be a diminution in or elimination of the value of the CVRs, (2) the CVRs represent contractual obligations of Parent, and none of Parent, the Company or any of their respective Affiliates owes any fiduciary duty of any type (including, without limitation, any duty of loyalty or care) to any Holder of CVRs, and (3) each of the Holders and the Shareholders’ Agent shall be prohibited from asserting any dispute, right, claim, action, cause of action, controversy or remedy of any kind and nature against any of the Company, Parent or any of their Affiliates resulting from the operation of the Business after the Effective Time or resulting from any allegation of breach of fiduciary duty of any nature, other than claims for fraud or intentional misconduct (and other than the right of the Shareholders’ Agent to dispute the matters as set forth in Section 2.04(j). Upon either (A) the occurrence of an allegation by the Shareholders’ Agent of any claim which may arise for fraud or intentional misconduct under this Section 2.04(l) or (B) the receipt by the Shareholders’ Agent of written notice made in accordance with the provisions herein by any Holder to the Shareholders’ Agent of the occurrence of any claim which such Holder has a good faith belief has arisen for fraud or intentional misconduct under this Section 2.04(l) (in each case, a “Claim”), the Shareholders’ Agent shall provide notice of such Claim to Parent, stating, to the best of Shareholders’ Agent’s understanding, the circumstances giving rise to the Claim, specifying the amount of the Claim and making a request for any payment then believed due (the “Notice”). Upon receipt of any such Notice by Parent, within the next 45 days thereafter, the parties shall use their reasonable best efforts to cooperate and arrive at a mutually acceptable resolution of such dispute. If a mutually acceptable resolution cannot be reached between the parties within such 45-day period, the Shareholders’ Agent may submit the dispute for resolution by a panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in New York City, New York; provided, however, that (i) one arbitrator shall be selected by the Shareholders’ Agent, the second arbitrator shall be selected by Parent and the third arbitrator shall be selected by the two previously selected arbitrators and (ii) in all respects, such panel shall be governed by the American Arbitration Association’s then existing Commercial Arbitration Rules. If it is finally determined that all or a portion of such Claim amount is owed to the Holders, Parent shall, within 10 days of such determination, pay the Holders such amount owed, together with interest from the date that the Shareholders’ Agent initially requested such payment until the date of actual payment, at an annual rate equal to the prime interest rate then generally in effect on the date of payment as set forth in The Wall Street Journal. The arbitration panel’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by any party. The parties shall be responsible for their respective fees and costs (including any attorneys’ or accountants’ fees) incurred in connection with the arbitration.

Section 2.05Payments on CVRs.

(a)

If any CVR Payment Amount (or any portion thereof pursuant to the provisions of Section 2.04(c) and Section 2.04(e)) or the Dividend Amount is determined to be payable in accordance with Section 2.04, Parent shall establish a CVR Payment Date with respect to such CVR Payment Amount or Dividend Amount (as applicable) that is within 15 days following the date on which it is determined that a CVR Payment Amount (or any portion thereof pursuant to the provisions of Section 2.04(c) and Section 2.04(e)) or Dividend Amount, as applicable, is payable. On such CVR Payment Date, Parent shall then deposit with the Rights Agent the CVR Payment Amount (or any portion thereof pursuant to the provisions of Section 2.04(c) and Section 2.04(e)) or Dividend Amount, as applicable, and the Right Agent shall cause such amount to be delivered to each of the Holders, pro rata based on the shares of Parent Common Stock held by each Holder as of immediately prior to the Effective Time, by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date.

(b)

The Parties acknowledge and agree that record date for the determination of the “Holders” shall be the record date for the determination of stockholders of Parent entitled to vote on the matters requiring the “Company Stockholder Approval” pursuant to the Merger Agreement (the “CVR Record Date”), and such Holders shall be entitled to the applicable portion of the CVR Payment Amount or Dividend Amount, as applicable, as set forth herein, regardless of whether they continue to hold any shares of Parent Common Stock as of the CVR Payment Date. The Rights Agent shall be responsible for tracking the identity of the Holders for purposes of the payment of the CVR Payment Amount as set forth herein.

(c)

The determination by Parent of any CVR Payment Amount or Dividend Amount, as applicable, pursuant to the procedures set forth herein, absent a mathematical error, shall be final and binding on Parent and each Holder; provided that in the event that the Shareholders’ Agent disputes the information set forth by Parent in the Closing Report in accordance with Section 2.04 (if applicable), the CVR Payment Amount determined by agreement of the parties, or by the Independent Accountant, as the case may be, shall be final and binding on Parent and each Holder.

(d)	Except in the specific cases specified in this Agreement, no interest shall accrue on any amounts payable on the CVRs to any Holder.
(e)

Parent and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR Payment Amount or Dividend Amount, as applicable, otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

Section 2.06No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)	The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder, except as specifically provided herein.
(b)	The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger.

Section 2.07Ability To Abandon The CVR.  The Holder of a CVR may at any time at its option abandon all of its remaining rights in a CVR by transferring the CVR to Parent without consideration therefor. Nothing in this Section 2.07 is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

Article III.ADDITIONAL COVENANTS AND AGREEMENTS

Section 3.01Parent to Furnish Rights Agent with Names and Addresses of Holders. Within 15 days of the Effective Date, Parent shall furnish or cause to be furnished to the Rights Agent in such form as the Rights Agent may reasonably require, the names and addresses of the Holders as of the Record Date.

Section 3.02Parent and the Company Consolidation, Etc. Parent and the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless Parent or the Company shall consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which Parent or Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Parent or Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Parent or the Company to be performed or observed. For purposes of this Section 3.02, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean properties and assets contributing in the aggregate at least 80% of Parent’s or the Company’s total consolidated revenues as reported in Parent’s or the Company’s last available periodic financial report (quarterly or annual, as the case may be).

Section 3.03Conversion. Notwithstanding the provisions of Section 3.02, the Parties acknowledge and agree that, as set forth in the Merger Agreement, it is the intent of Parent to be converted from a Maryland corporation to a Delaware corporation, pursuant to the applicable provisions of the MGCL and the DGCL, and such conversion is not prohibited by this Agreement, and, if and when completed, any reference herein to the Parent or its securities shall be deemed automatically amended as required to reflect that Parent is a Delaware corporation.

Section 3.04Successor Substituted. Upon any consolidation of or merger by Parent with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 3.02, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the CVRs.

Section 3.05No Liability. None of Parent, Merger Sub, the Company, the Rights Agent or the Shareholders’ Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held for payment to the Holders and unclaimed at the end of one year after the CVR Payment Date shall be returned to Parent, after which time any Holder shall look as a general creditor only to Parent for payment of the CVR Payment Amount or Dividend Amount, as applicable, (without any interest being payable thereon) to which such Holder may be due, subject to applicable law. Any amounts remaining unclaimed by Holders seven years after the applicable CVR Payment Date (or such earlier date immediately before that time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any person previously (or subsequently claiming to be) entitled thereto.

Article IV.AMENDMENT

Section 4.01Amendments Without Consent of Holders.

(a)	Without the consent of any Holders, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
(i)

to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii)

to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(iii)

to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors shall consider to be for the protection of the Holders; provided that in each case, such provisions shall not adversely affect the interests of the Holders or the Shareholders’ Agent;

(iv)

to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the interests of the Holders or the Shareholders’ Agent; or

(v)

as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act, as amended, provided that that such provisions shall not materially adversely affect the interests of the Holders or the Shareholders’ Agent.

(b)

In addition to the provisions of Section 4.01(a), upon the request of Parent, the Rights Agent hereby agrees to enter into one or more amendments hereto to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein.

(c)

Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 4.01, Parent shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 4.02Amendments with Consent of Holders.

(a)

With the consent of the Holders of not less than a majority of the outstanding CVRs, by Act of such Holders delivered to Parent and the Shareholders’ Agent, Parent (when authorized by a Board Resolution) and the Shareholders’ Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement if such addition, elimination or change is in any way adverse to the interest of the Holders.

(b)

It shall not be necessary for any Act of Holders under this Section 4.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such Act shall approve the substance thereof.

(c)

Promptly after the execution of any amendment pursuant to the provisions of this Section 4.02, Parent shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 4.03Effect of Amendments. Upon the execution of any amendment under this Article IV, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Article V.THE RIGHTS AGENT

Section 5.01Certain Duties and Responsibilities.

(a)

The Rights Agent’s duties and responsibilities hereunder are solely ministerial in nature and shall be exercised at the sole direction of the Parent. No implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b)

No provision of this Agreement shall be construed to relieve the Rights Agent from liability for its own willful misconduct or bad faith, except that no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or in the exercise of any of their rights or powers.

Section 5.02Certain Rights of Rights Agent; Actions of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)

the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)

whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith or willful misconduct on its part, rely upon an Officer’s Certificate;

(c)

the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon; and

(d)

the Rights Agent may engage and consult with accounting firms, tax experts, valuation firms and other experts and third parties that it, in their sole and absolute discretion, deem appropriate or necessary to enable it to discharge its duties hereunder.

Section 5.03Not Responsible for Recitals or Issuance of CVRs. The recitals contained herein shall be taken as the statements of Parent, and the Rights Agent assumes no responsibility for their correctness. The Rights Agent makes no representations as to the validity or sufficiency of this Agreement or the CVRs.

Section 5.04Compensation, Reimbursement and Indemnification of the Rights Agent.

(a)

Parent agrees that except as otherwise expressly provided herein, Parent shall pay to or on behalf of the Rights Agent, upon the request of the Rights Agent, all reasonable expenses and disbursements incurred or to be incurred by the Rights Agent in connection with the discharge of its duties under this Agreement (including, without limitation, the reasonable compensation and the expenses and disbursements of its counsel, tax experts, valuation firms and other experts and third parties as contemplated in Section 5.02 and including premiums paid from time to time for liability insurance coverage for such Rights Agent)

(b)

Parent agrees to indemnify the Rights Agent and hold it harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses and reasonable disbursements of any kind or nature whatsoever (including, without limitation, the reasonable compensation and the expenses and disbursements of its counsel, tax experts, valuation firms and other experts and third parties as contemplated in Section 5.02) that may be imposed on, asserted against or incurred by them under this Agreement, and the Rights Agent shall be so indemnified under this Agreement for its own ordinary or gross negligence, but the Rights Agent does not have the right to be indemnified under this Agreement for its own willful misconduct or bad faith.

Section 5.05Resignation and Removal; Appointment of Successor.

(a)	The Rights Agent may resign at any time by giving written notice thereof to Parent.
(b)

 The Rights Agent may be removed at any time by Parent, so long as Parent obtains the prior written consent of the Shareholders’ Agent, which consent shall not be unreasonably conditioned, withheld or delayed.

(c)

If at any time the Rights Agent shall become incapable of acting, any Holder of a CVR may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Rights Agent and the appointment of a successor Rights Agent.

(d)

In the event that the Rights Agent resigns, is removed or becomes incapable of acting, then such Rights Agent shall not be entitled to any compensation payable pursuant to Section 5.04 from and after the date of the Rights Agent’s resignation or removal.

(e)

Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

Section 5.06Acceptance of Appointment by Successor. Each successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

Article VI.THE SHAREHOLDERS’ AGENT

Section 6.01Designation; Duties. The Holders will be deemed to have authorized, designated and appointed, as part of their approval and adoption of the Merger Agreement and the transactions contemplated therein and herein, the Shareholders’ Agent to act as the sole and exclusive agent, attorney-in-fact and representative of each of the Holders by the consent of the Holders and as such is hereby authorized and directed to (a) take or refrain from taking any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses (including fees and costs of attorneys and accountants) for the account of the Holders and making any and all determinations required by this Agreement) which may be permitted in carrying out his duties under this Agreement, (b) give or refrain from giving notices and communications on behalf of the Holders as set forth in this Agreement, (c) notify Parent of any claim which may arise for fraud or intentional misconduct under Section 2.04(l) or for which written notice is given to the Shareholders’ Agent by any Holder pursuant to Section 2.04(l), (d) exercise or refrain from exercising such other rights, power and authority as are authorized, delegated and granted to the Shareholders’ Agent under this Agreement in connection with the transactions contemplated by the Merger Agreement and hereby, and (e) exercise or refrain from exercising such rights, power and authority as are incidental to the foregoing, and any decision or determination made by the Shareholders’ Agent shall be absolutely and irrevocably binding on each Holder as if such Holder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Holder’s individual capacity.

Section 6.02Removal; Resignation; Successor Shareholders’ Agent.

(a)

The Shareholders’ Agent may be removed at any time by Act of the Holders of a majority of the outstanding CVRs (the “Majority Holders”). In the event the Majority Holders determine to remove the Shareholders’ Agent, the Majority Holders shall give notice of the removal of the Shareholders’ Agent and the appointment of any successor Shareholders’ Agent by mailing written notice of such event by first-class mail to Parent. Any such notice shall include the name and address of the successor Shareholders’ Agent.

(b)

The Shareholders’ Agent may resign at any time by giving notice of Shareholders’ Agent’s resignation to Parent and the Holders by mailing written notice of such event by first-class mail to Parent and each of the Holders; provided that the Shareholders’ Agent shall have designated a successor Shareholders’ Agent (including its/his/her name and address) approved by the Majority Holders in such notice; and provided further that the effective date of the Shareholders’ Agent’s resignation shall be the date on which a successor Shareholders’ Agent is appointed in accordance with Section 6.02(c).

(c)

Any successor Shareholders’ Agent appointed hereunder shall execute, acknowledge and deliver to Parent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Shareholders’ Agent shall be become vested with the powers of the prior Shareholders’ Agent.

Section 6.03Certain Duties and Responsibilities.

(a)

The Shareholders’ Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Shareholders’ Agent shall not be liable for any acts or omissions except to the extent that the Shareholders’ Agent has engaged in willful misconduct.

(b)

No provision of this Agreement shall be construed to relieve the Shareholders’ Agent from liability for its own willful misconduct, except that no provision of this Agreement shall require the Shareholders’ Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or in the exercise of any of their rights or powers.

Section 6.04Certain Rights of Shareholders’ Agent; Actions of the Shareholders’ Agent. The Shareholders’ Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Shareholders’ Agent. In addition:

(a)

the Shareholders’ Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)

whenever the Shareholders’ Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Shareholders’ Agent may, in the absence of willful misconduct on its part, rely upon an Officer’s Certificate;

(c)

the Shareholders’ Agent may engage and consult with counsel of its selection and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder and in reliance thereon; and

(d)

the Shareholders’ Agent may engage and consult with accounting firms, tax experts, valuation firms and other experts and third parties that it, in their sole and absolute discretion, deem appropriate or necessary to enable it to discharge its duties hereunder.

Section 6.05Fees of Shareholders’ Agent, Etc. The Shareholders’ Agent shall be entitled to a customary fees for service in such capacity.

Section 6.06No Liability. The Shareholders’ Agent shall have no duties towards the Holders, and shall not incur any liability to the Holders, and the Holders shall have no claims, including those that may arise in the future, against the Shareholders’ Agent for any action or inaction taken or not taken by him in connection with his service as the Shareholders’ Agent, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct. A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all Holders and shall be final, binding and conclusive upon each such Holder, and Parent may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each and every such Holder. Parent is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholders’ Agent. The Holders will be deemed to, as part of their approval and adoption of the Merger Agreement and the transactions contemplated therein and herein, and hereby generally, irrevocably, unconditionally and completely agree that each of the Holders shall be prohibited from asserting any dispute, right, claim, action, cause of action, controversy or remedy of any kind and nature against the Shareholders’ Agent, other than claims for willful misconduct. The Shareholders’ Agent shall not be liable to any Holder for any claim for willful misconduct brought against the Shareholders’ Agent by the Holder(s) unless and until a court of competent jurisdiction has finally adjudicated the claim and found that the Shareholders’ Agent action or inaction constituted willful misconduct.

Section 6.07Right to Use Counsel and Certain Other Experts. The Shareholders’ Agent may engage and consult with counsel of its selection and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in reliance thereon. The Shareholders’ Agent may also engage and consult with accounting firms, tax experts, valuation firms and other experts and third parties that it, in their sole and absolute discretion, deem appropriate or necessary to enable it to discharge its duties hereunder.

Section 6.08Termination of Agreement as to Shareholders’ Agent. This Agreement shall terminate as to the Shareholders’ Agent at such time as the services to be provided by the Shareholders’ Agent have been completed and the Shareholders’ Agent has been paid pursuant to this Agreement.

Article VII.MISCELLANEOUS.

Section 7.01Acts of Holders.

(a)

Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments, executed by the requisite percentage of the Holders in accordance with this Agreement, are delivered to Parent. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Unless otherwise expressly provided to the contrary herein, the Act of the Holders of a majority of the outstanding CVRs shall constitute the Act of the Holders.

(b)	The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner that Parent deems sufficient.
(c)	The ownership of CVRs shall be proved by the CVR Register.

Section 7.02Notices. All notices and other communications hereunder, including any or Act of Holders, shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) two (2) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, or (iii) immediately upon delivery by email, by hand delivery or by facsimile (with a written or electronic confirmation of receipt), in each case to the intended recipient as set forth below:

if to Parent:

Universal Security Instruments, Inc.

Attention: Greg Fell

75 North Water Street

Norwalk, CT 06854

Email:g@tsusocial.com

If to Rights Agent:

[____________________]

[____________________]

[____________________]

Email: [____________________]

If to the Shareholders’ Agent:

[____________________]

[____________________]

[____________________]

Email: [____________________]

If to a Holder, to his, her or its address as it appears in the CVR Register.

Section 7.03Assignment. Other than as specifically set forth herein, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all of the other Parties. Subject to the preceding sentence, this Agreement shall (i) be binding upon the Parties and their respective successors and permitted assigns and (ii) shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 7.04Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Merger Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 7.05Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 7.06Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 7.07Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 7.08Dispute Resolution.

(a)

Other than as specifically set forth herein, including in Section 2.04, if there is any dispute or controversy relating to this Agreement or any of the transactions as set forth herein (each, an “Agreement Dispute”), such Agreement Dispute shall be resolved in accordance with this Section 7.08.

(b)

The Party claiming an Agreement Dispute shall deliver to each of the other Parties a written notice (a “Agreement Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. If the parties to the Agreement Dispute are not able to resolve the dispute within five (5) Business Days of a Party’s receipt of an applicable Agreement Notice of Dispute, then such Agreement Dispute shall be submitted to binding arbitration in accordance with this Section 7.08.

(c)

Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. Each Party to the Agreement Dispute shall select one arbitrator, and the arbitrators so selected shall select a final arbitrator, and all of the arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to the parties to the Agreement Dispute such arbitrators’ determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 7.08, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion.

(d)	The arbitration shall be conducted in New York, New York.

Section 7.09Third Party Beneficiaries. Other than as specifically set forth herein, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder. The Company is an intended third party beneficiary of this Agreement and shall the rights to enforce this Agreement as such.

Section 7.10Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 7.11Legal Holidays.  In the event that a CVR Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CVR Payment Date.

Section 7.12Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 7.13Governing Law. This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

Section 7.14Consent to Jurisdiction and Venue; Waiver of Jury Trial.

(a)

Each of the Parties hereby irrevocably submits to the personal jurisdiction of United States Federal Courts and the courts of the State of New York, in each case located in New York City, New York (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in or contemplated by this Agreement, and in respect of the Transactions, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that any Chosen Court is an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Court, and each of the Parties irrevocably agrees that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the Transactions, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. Each of the Parties hereby consents to and grants any such Chosen Court jurisdiction over the person of such Party and, to the extent permitted by Law, over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner as may be permitted by Law shall be valid, effective and sufficient service thereof.

(b)

Each of the Parties acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or the Transactions. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of such action, suit or proceeding, seek to enforce the foregoing waiver, (ii) each of the Parties understands and has considered the implications of this waiver, and (iii) each Party makes this waiver voluntarily.

Section 7.15Specific Performance.Section 7.16  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which such Party is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other document or agreement related hereto.

Section 7.17Fees and Expenses. Other than as specifically set forth herein, each Party shall bear its own fees and expenses incurred in connection with this Agreement and the Transactions contemplated hereby.

Section 7.18Amendment. Other than as set forth in Article IV, subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each Party.

Section 7.19Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery (including, without limitation, in .pdf or other scan format) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Signatures appear on following page]

In witness whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Universal Security Instruments, Inc.

By:
Name:	Greg Fell
Title:	Chief Executive Officer

[Rights Agent]

By:
Name:
Title:

[Shareholders’ Agent]

By:
Name:
Title:

Exhibit B

Form of New Parent Incentive Plan

(See Annex E to the proxy statement/prospectus/information statement)

Exhibit C

Form of Parent Certificate of Incorporation for Delaware Conversion.

(See Annex B to the proxy statement/prospectus/information statement)

Exhibit D

Form of Parent Bylaws for Delaware Conversion.

(See Annex C to the proxy statement/prospectus/information statement)